Exhibit 10.30

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BKEP CRUDE, L.L.C.,

and

BKEP SUPPLY AND MARKETING LLC,
(collectively as Seller)

and

COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC,

and

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
(collectively as Buyer)

December 20, 2020

Article I DEFINITIONS; CONSTRUCTION		2

1.1	Certain Definitions	2
1.2	Construction	2

Article II PURCHASE AND SALE; CLOSING		3

2.1	Sale of the Acquired Interests	3
2.2	Transfer and Assignment of the S&M Contracts	3
2.3	Purchase Price	3
2.4	Signing Deposit Escrow	4
2.5	Allocation of Consideration	5
2.6	Withholding	5

Article III PURCHASE PRICE ADJUSTMENT		5

3.1	Estimated Net Working Capital Adjustment Procedures	5
3.2	Final Net Working Capital Adjustment Procedures	6
3.3	Estimated Inventory Value Adjustment Procedures	8
3.4	Final Inventory Value Adjustment Procedures	8
3.5	Adjustment to Purchase Price	10

Article IV ROW ESCROW		10

4.1	ROW Escrow Fund	10

Article V REPRESENTATIONS AND WARRANTIES OF THE SELLER		10

5.1	Authority; Enforceability	10
5.2	Consents; Absence of Conflicts	11
5.3	Ownership	12
5.4	Organization; Existence and Good Standing	12
5.5	Legal Proceedings	12
5.6	Brokers' Fees	12

Article VI REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES		13

6.1	Organization; Existence and Good Standing	13
6.2	Foreign Qualification	13
6.3	Capitalization; Subsidiaries	13
6.4	Ordinary Course of Business	14
6.5	Affiliate Transactions	14

(Continued)

6.6	Real Property	14
6.7	Easements	15
6.8	Personal Property	15
6.9	Legal Compliance; Permits	16
6.10	Contracts	16
6.11	Intellectual Property	18
6.12	Receivables	18
6.13	Payables	18
6.14	Bank Accounts	18
6.15	Financial Information	18
6.16	Absence of Undisclosed Liabilities	19
6.17	Taxes	19
6.18	Legal Proceedings	21
6.19	Employees, Employee Benefits and ERISA Compliance	21
6.20	Environmental Matters	21
6.21	Pipelines	23
6.22	Storage Tanks	24
6.23	Condition and Sufficiency of the Assets	24
6.24	Insurance	24
6.25	Brokers' Fees	25
6.26	Waiver of Other Representations or Warranties	25

Article VII REPRESENTATIONS AND WARRANTIES OF THE BUYER		25

7.1	Authority; Enforceability	26
7.2	Consents, Absence of Conflicts	26
7.3	Organization; Existence and Good Standing	26
7.4	Foreign Qualification	26
7.5	Brokers' Fees	27
7.6	Independent Evaluation; Investment Interest	27
7.7	Funds	28

Article VIII COVENANTS AND OTHER AGREEMENTS		28

8.1	Covenants regarding the Acquired Companies	28
8.2	Information	31
8.3	Access During the Interim Period	32

(Continued)

8.4	Commercially Reasonable Efforts	33
8.5	Publicity	33
8.6	Replacement of Acquired Company Guarantees	33
8.7	Excluded Assets	33
8.8	Employee Matters	33
8.9	Managers', Directors' and Officers' Indemnification	35
8.10	Use of Seller Marks	35
8.11	Seller's Access to Information	36
8.12	Tax Matters	36
8.13	Confidentiality	38
8.14	Releases	39
8.15	Data Room Documentation	39
8.16	Title Insurance and Surveys	39
8.17	ROW Holdback	40
8.18	No Control of the S&M Contracts or the Acquired Companies' Businesses	41
8.19	Post-Closing Conveyances	41

Article IX CONDITIONS TO CLOSING		42

9.1	Conditions to Obligations of Each Party	42
9.2	Conditions to Obligations of the Buyer	43
9.3	Conditions to Obligations of the Seller	43

Article X CLOSING; CLOSING DELIVERIES		44

10.1	Closing	44
10.2	Seller Deliveries	44
10.3	Buyer Deliveries	46
10.4	Other Deliveries	46

Article XI CASUALTY OR CONDEMNATION		47

11.1	Notice	47
11.2	Repair or Replacement	47
11.3	Condemnation Awards	48
11.4	Purchase Price Adjustment	48
11.5	Deferral of Closing Date and Outside Date	48

Article XII TERMINATION RIGHTS		48

12.1	Termination Rights	48
12.2	Effect of Termination	49

(Continued)

Article XIII INDEMNIFICATION		51

13.1	Indemnification by the Seller	51
13.2	Indemnification by the Buyer	52
13.3	Qualifications and Other Indemnity Claim Matters	52
13.4	Exclusive Remedy; Waiver	54
13.5	Claim Procedures	54
13.6	Control of Third-Party Claims	55
13.7	Mitigation	56

Article XIV MISCELLANEOUS		56

14.1	Assignment	56
14.2	Notices	57
14.3	Choice of Law	58
14.4	WAIVER OF JURY TRIAL	58
14.5	Submission to Jurisdiction	58
14.6	Expenses	59
14.7	Disclosure Schedules	59
14.8	Invalidity	60
14.9	Third Party Beneficiaries	60
14.10	Specific Performance	60
14.11	Counterparts	60
14.12	Entire Agreement; Amendments	61
14.13	Legal Representation	61

Exhibits
Exhibit A - Defined Terms
Exhibit B - Seller Guaranty
Exhibit C - Inventory Measurement Procedures and Valuation
Exhibit D - Form of ROW Escrow Agreement
Exhibit E - Form of Assignment of Acquired Interests
Exhibit F - Form of Assignment and Assumption Agreement
Exhibit G - Form of Transition Services Agreement
Exhibit H - Form of Storage Agreement
Exhibit I - Form of Interconnection Agreement

Annex
Annex A - Example Working Capital Schedule
Annex B - S&M Contracts

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of December 20, 2020, by and among BKEP Crude, L.L.C., a Delaware limited liability company (“BKEP Crude”), BKEP Supply and Marketing LLC, a Delaware limited liability company (“BKEP S&M” and together with BKEP Crude, the “Seller”), Coffeyville Resources Crude Transportation, LLC, a Delaware limited liability company (“CRCT”), and Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“CRRM” and together with CRCT, the “Buyer”). Each of the parties to this Agreement is referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BKEP Crude is the record and beneficial owner of 100% of the issued and outstanding limited liability company interests (the “Acquired Interests”) of each of:

(i)	BKEP Pipeline, L.L.C., a Delaware limited liability company (“BKEP Pipeline”); and

(ii)	BKEP Red River System LLC, a Delaware limited liability company (“BKEP RRS”)

(BKEP Pipeline and BKEP RRS are referred to herein collectively as the “Acquired Companies” and individually as an “Acquired Company”);

WHEREAS, BKEP S&M is a party to certain supply and marketing contracts as listed on Annex B hereto (collectively, the “S&M Contracts”);

WHEREAS, BKEP Crude wishes to sell to CRCT, and CRCT wishes to purchase from BKEP Crude, the Acquired Interests, upon the terms and conditions contained herein;

WHEREAS, BKEP S&M wishes to sell to CRRM, and CRRM wishes to purchase from BKEP S&M, the S&M Contracts, upon the terms and conditions contained herein; and

WHEREAS, in order to induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller Guarantor, who will derive direct and indirect benefits from the Seller entering into this Agreement, shall execute and deliver the Seller Guaranty to the Buyer simultaneously with the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties contained herein, the Parties agree as follows:

AGREEMENT

Article I
DEFINITIONS; CONSTRUCTION

1.1     Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.

1.2     Construction.

(a)     In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (v) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” and the phrase “and/or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (ix) references to “days” are to calendar days unless provided otherwise; (x) all references to money refer to the lawful currency of the United States; and (xi) if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” are used interchangeably and have the same meaning. The term “cost” includes expense, and the term “expense” includes cost. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day. For purposes of Article V or Article VI, the words “delivered to,” “provided to,” “made available to” or words of similar import mean (unless otherwise specifically provided) posted to the Data Room or physically delivered to the Buyer, in each case, as of the Execution Date.

(b)     Each Party and its respective legal counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Seller Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)     Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Purchase Price or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the Contemplated Transactions. The Parties further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, then the provisions of GAAP shall control.

Article II
PURCHASE AND SALE; CLOSING

2.1     Sale of the Acquired Interests. Upon the terms and subject to the conditions of this Agreement, and for the consideration set forth in this Agreement, at the Closing BKEP Crude shall sell, transfer, convey and deliver the Acquired Interests to CRCT.

2.2     Transfer and Assignment of the S&M Contracts. Upon the terms and subject to the conditions of this Agreement, and for the consideration set forth in this Agreement, at the Closing BKEP S&M shall sell, transfer, assign, convey and deliver (or cause any applicable Affiliate of BKEP S&M to transfer and assign) all of BKEP S&M’s (and any applicable Affiliate’s) right, title and interest in and to the S&M Contracts, which arise or accrue under such S&M Contracts, or are attributable to the period, from and after the Measurement Time, to CRRM, except to the extent related to the Retained Liabilities.

2.3     Purchase Price.

(a)     The total consideration to be paid by the Buyer to the Seller, at the Closing, for the sale, transfer, assignment, conveyance and delivery of the Acquired Interests and the S&M Contracts shall be an amount in cash equal to TWENTY MILLION DOLLARS ($20,000,000) (the “Base Consideration”), plus or minus the adjustments set forth in Article III (such Base Consideration, as finally adjusted, the “Purchase Price”).

(b)     At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller an amount (the “Closing Date Payment”) equal to the Base Consideration:

(i)	minus, the Signing Deposit actually funded (together with any interest earned thereon);

(ii)	minus, the ROW Escrow Payment;

(iii)	minus, the Estimated Seller Working Capital Payment (if any);

(iv)	plus, the Estimated Buyer Working Capital Payment (if any); and

(v)	plus, the Estimated Inventory Value.

(c)     On the terms and subject to the conditions set forth in this Agreement, the Closing Date Payment will be payable, at the Closing, to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 2.3(c) of the Seller Disclosure Schedules.

(d)     At the Closing, the Buyer will pay to the Escrow Agent an amount equal to ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) (the “ROW Escrow Payment”) into the ROW Escrow Account as specified in the ROW Escrow Agreement to be held pursuant to the terms of Section 8.17 and the ROW Escrow Agreement.

2.4     Signing Deposit Escrow.

(a)     As promptly as possible following the execution of this Agreement, the Buyer will deposit with the Escrow Agent by wire transfer of immediately available funds an amount equal to $3,000,000 (the “Signing Deposit”), to be held in an escrow account pursuant to the Signing Deposit Escrow Agreement. If the Closing occurs, the Buyer and the Seller shall instruct the Escrow Agent to release the Signing Deposit (together with any interest earned thereon) to the Seller at the Closing and the Signing Deposit (together with any interest earned thereon) shall be applied as a credit toward the Purchase Price. If this Agreement is terminated prior to the Closing in accordance with Article XII, then the provisions of Section 12.2 shall apply and the Buyer and the Seller shall instruct the Escrow Agent to release the Signing Deposit (together with any interest earned thereon) in accordance therewith. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer and the Seller acknowledge and agree that the funding of the Signing Deposit is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article IX of this Agreement, to consummate the Contemplated Transactions.

(b)     As promptly as possible following the execution of this Agreement, the Buyer and the Seller shall execute, and obtain execution by the Escrow Agent of, the Signing Deposit Escrow Agreement.

2.5     Allocation of Consideration. The Parties agree to treat the acquisition of the Acquired Companies as a sale by BKEP Crude and a purchase by the Buyer of the assets, subject to the liabilities, of the Acquired Companies for U.S. federal income tax purposes (and for any applicable U.S. state or local or non-U.S. income Tax purposes that follow the U.S. federal income Tax treatment) as a result of each of the Acquired Companies being disregarded as an entity separate from Seller (or the Person from whom Seller is disregarded) pursuant to Treas. Reg. § 301.7701-3, and no Party or any of its Affiliates will take any position inconsistent with such treatment in notices to or filings with Tax Authorities, in audits or other proceedings with respect to Taxes, or in other documents or notices relating to the Contemplated Transactions unless required to do so by a “determination” as defined in Section 1313 of the Code. Not later than 60 days after the determination of the Final Net Working Capital, the Buyer shall deliver to the Seller a proposed allocation of the amounts paid pursuant to Section 2.3, and any other items constituting consideration for applicable U.S. federal income Tax purposes (to the extent known at such time) among the assets of the Acquired Companies and the S&M Contracts that complies with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Within 30 days after its receipt of the Buyer’s proposed Allocation, the Seller shall provide to the Buyer any comments thereto (or otherwise the Parties shall be deemed to have agreed to Buyer’s proposed Allocation). The Parties shall use commercially reasonable efforts to incorporate into the Allocation any reasonable and timely comments provided by the Seller. If the Parties reach an agreement (or are deemed to reach an agreement) with respect to the Allocation, (a) the Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with the principles of Section 1060 of the Code following any adjustment to the items constituting consideration, (b) the Parties shall (and shall cause their respective Affiliates to) report consistently with the Allocation in all Tax Returns (including IRS Form 8594, which the Parties shall timely file with the IRS, if applicable), and no Party shall take any position that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a “determination” as defined in Section 1313 of the Code, and (c) each of the Parties agrees to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation. Notwithstanding the foregoing, neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle in good faith any Tax audit, claim, or similar proceedings in connection with the Allocation. For the avoidance of doubt, if the Parties are unable to reach an agreement within a reasonable amount of time after the Seller’s receipt of the draft Allocation from the Buyer, each of the Buyer and the Seller shall use its own allocation for all applicable U.S. federal income Tax purposes.

2.6     Withholding. The Buyer shall be entitled to deduct and withhold from any payment deliverable under this Agreement to the Seller such amounts that the Buyer is required to deduct and withhold under the Code or any other applicable Law pertaining to Taxes; provided, that prior to withholding from any payment deliverable under this Agreement, the Buyer shall notify the Seller and shall reasonably cooperate with the Seller’s efforts to reduce or minimize such withholding. The Buyer shall timely remit any such deducted and withheld amounts to the applicable Tax Authority in accordance with applicable Law. To the extent such amounts are deducted, withheld, and remitted to the appropriate Tax Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction, withholding, and payment was made.

Article III
PURCHASE PRICE ADJUSTMENT

3.1     Estimated Net Working Capital Adjustment Procedures.

(a)     The Parties acknowledge that the Purchase Price is based in part on the Acquired Companies having an aggregate consolidated Net Working Capital as of the Measurement Time equal to at least the Net Working Capital Threshold. The Base Consideration shall be adjusted in accordance with the procedures set forth in this Section 3.1. The Seller shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, no later than three Business Days prior to the Closing Date its good faith estimate of the estimated consolidated Net Working Capital of the Acquired Companies as of the Measurement Time (the “Estimated Net Working Capital”) along with documentation reasonably sufficient to support its good faith calculation of the Estimated Net Working Capital and shall reasonably respond to questions and comments from the Buyer regarding such submission prior to the Closing Date. If the Buyer requests additional reasonable documentation supporting the Seller’s good faith calculation of the Estimated Net Working Capital, the Seller shall promptly provide such additional documentation. Such estimated Net Working Capital will be prepared in accordance with GAAP in a manner consistent with the preparation of the example working capital schedule attached to this Agreement as Annex A (the “Example Working Capital Schedule”).

(b)     If the aggregate Estimated Net Working Capital of the Acquired Companies exceeds the aggregate Net Working Capital Threshold (such amount in excess of the Net Working Capital Threshold, the “Estimated Buyer Working Capital Payment”), then the Closing Date Payment shall be increased by an amount equal to the Estimated Buyer Working Capital Payment (as contemplated by Section 2.3(b)).

(c)     If the aggregate Net Working Capital Threshold exceeds the aggregate Estimated Net Working Capital of the Acquired Companies (such amount in excess of the aggregate Net Working Capital, the “Estimated Seller Working Capital Payment”), then the Closing Date Payment shall be reduced by an amount equal to the Estimated Seller Working Capital Payment (as contemplated by Section 2.3(b)).

3.2     Final Net Working Capital Adjustment Procedures.

(a)     No later than 60 days after the Closing Date, for the purpose of confirming the Estimated Net Working Capital, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a calculation of aggregate consolidated Net Working Capital of the Acquired Companies as of the Measurement Time (the “Final Net Working Capital”), which will be prepared in accordance with GAAP in a manner consistent with the preparation of the Example Working Capital Schedule, together with a worksheet showing the difference, if any, between the Final Net Working Capital and the aggregate Estimated Net Working Capital of the Acquired Companies, along with documentation reasonably sufficient to support the Buyer’s good faith calculation of the Final Net Working Capital, and the Buyer shall reasonably respond to questions and comments from the Seller regarding such submission. If the Seller requests additional reasonable documentation supporting the Buyer’s good faith calculation of the Final Net Working Capital, the Buyer shall promptly provide such additional documentation.

(b)     If within 30 days after the date of the delivery to the Seller of the Final Net Working Capital and all supporting documentation, the Seller disagrees with any portion of the Final Net Working Capital provided by the Buyer pursuant to the immediately preceding sentence (any such disputed items being the “Disputed Items”), then the Seller may deliver a written notice (a “Dispute Notice”) to the Buyer within such 30-day period, which Dispute Notice shall set forth in reasonable detail the Seller’s objections and the reasons therefor and the Seller’s proposed resolution of the Disputed Items (including the Seller’s determination of Final Net Working Capital taking into account such proposed resolution of the Disputed Items). Unless and to the extent the Seller timely delivers a valid Dispute Notice, the Final Net Working Capital provided by the Buyer shall become final and binding on the Parties. Except for the matters specifically set out in the Dispute Notice, the Seller shall be deemed to have agreed to and accepted the calculation of the Final Net Working Capital as provided by the Buyer. Until the final determination of the Final Net Working Capital, in accordance with this Section 3.2(b), the Seller and its representatives shall have full access to the Books and Records, the personnel of, and work papers prepared by, the Buyer or the Buyer’s representatives to the extent that they relate to such matters and to such historical financial information (to the extent in the Buyer’s possession) relating to such matters as the Seller may reasonably request for the purpose of reviewing the determination of the Final Net Working Capital, and to prepare a Dispute Notice; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer. If the Buyer and the Seller are unable to resolve any disagreement among them with respect to such matters within 15 days (or such longer period as mutually agreed to by the Seller and the Buyer) after the delivery of a Dispute Notice by the Seller to the Buyer, then the unresolved Disputed Items (but no others) may be referred by the Seller or the Buyer for determination to a reputable accounting firm that is mutually selected by the Seller and the Buyer and is not otherwise affiliated with, and that has not provided a significant amount of non-audit work to, the Seller, the Acquired Companies or the Buyer or their respective Affiliates. If the Seller and the Buyer are unable to select an accounting firm within five Business Days, either the Seller or the Buyer may thereafter request that the American Arbitration Association make such selection (as applicable, the firm mutually selected by the Seller and the Buyer or the firm selected by the American Arbitration Association is referred to as the “Independent Accountant”). Each of the Seller and the Buyer shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within 15 days from the date of the engagement of the Independent Accountant. The Independent Accountant shall make a written determination as promptly as practicable, but in any event within 30 days after the engagement of the Independent Accountant. If at any time the Seller and the Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 3.2(b), the Independent Accountant’s involvement promptly shall be discontinued and the Final Net Working Capital shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. The Parties shall make readily available to the Independent Accountant all relevant Books and Records relating to such matters and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant shall be borne 50% by the Seller and 50% by the Buyer. The decision of the Independent Accountant shall be final and binding for all purposes of this Agreement and the Final Net Working Capital shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.

(c)     Following the final determination of the Final Net Working Capital, in accordance with Section 3.2(b), the Buyer or the Seller, as applicable, shall make or cause to be made such true-up payments to one another as are required to place the Buyer and the Seller in the same position in which they would have been had the Final Net Working Capital been known at the Closing and had the Final Net Working Capital, rather than the Estimated Net Working Capital, been used to determine the Closing Date Payment at the Closing.

(d)     Any true-up payment required to be made by the Seller pursuant to Section 3.2(c) is referred to as the “Final Seller NWC Payment.” If the Seller is required to make a Final Seller NWC Payment, then the Seller shall promptly (but in any event within five Business Days following determination of the Final Seller NWC Payment) pay or cause to be paid an amount equal to the Final Seller NWC Payment to the Buyer by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3.2(d) of the Buyer Disclosure Schedules.

(e)     Any true-up payment required to be made by the Buyer pursuant to Section 3.2(c) is referred to as the “Final Buyer NWC Payment.” If the Buyer is required to make a Final Buyer NWC Payment, then the Buyer shall promptly (but in any event within five Business Days following determination of the Final Buyer NWC Payment) pay or cause to be paid an amount equal to the Final Buyer NWC Payment to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 2.3(c) of the Seller Disclosure Schedules.

3.3     Estimated Inventory Value Adjustment Procedures.

(a)     The Base Consideration shall be adjusted in accordance with the procedures set forth in this Section 3.3. The Inventory shall be measured as of the Measurement Time in accordance with the procedures set forth in Exhibit C and shall be valued in accordance with the valuation formulas set forth in Exhibit C. Each Party shall be permitted to have representatives present to observe any measurements taken of the Inventory.

(b)     At least five Business Days prior to the Closing Date, the Seller shall submit in writing to the Buyer its good faith estimate of the Inventory and the Inventory Value as of the Measurement Time (the “Estimated Inventory Value”) setting forth the types, characteristics and volumes, on a tank, truck, pipeline, vessel or other location basis, along with documentation supporting its good faith calculation of the Estimated Inventory Value and shall reasonably respond to questions and comments from the Buyer regarding such submission prior to the Closing Date. The Base Consideration payable by the Buyer on the Closing Date shall be increased by the amount of the Estimated Inventory Value.

3.4     Final Inventory Value Adjustment Procedures.

(a)     No later than 60 days after the Closing Date, the Buyer shall deliver to the Seller its written calculation (the “Inventory Statement”) of the actual Inventory Value as of the Measurement Time (the “Final Inventory Value”). Unless and to the extent the Seller gives notice to the Buyer (an “Inventory Protest Letter”) on or before the 30th day after the Seller’s receipt of the Inventory Statement that the Seller disputes the Final Inventory Value specified in the Inventory Statement and setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Inventory Value as specified in the Inventory Statement shall become final and binding on the Parties. Except for the matters specifically set out in the Inventory Protest Letter, the Seller shall be deemed to have agreed to the Inventory Statement in full. If the Seller gives an Inventory Protest Letter to the Buyer on or before such 30th day that it disputes the Final Inventory Value specified in the Inventory Statement, then the Seller and the Buyer shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Final Inventory Value that is being challenged by the Seller (the “Inventory Challenged Amount”).

(b)     If the Parties are unable to mutually resolve the Inventory Challenged Amount within 20 days after receipt of the Inventory Protest Letter by the Seller, then the Independent Accountant will be engaged by the Parties to determine the Inventory Challenged Amount. The Independent Accountant: (i) will be jointly engaged by the Seller and the Buyer; (ii) will be provided, within 10 Business Days of accepting the engagement, with a definitive written statement from the Seller and the Buyer of their respective positions and a copy of the Inventory Statement and the Inventory Protest Letter; (iii) will be advised in the engagement letter that the Parties accept the Independent Accountant as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Inventory Challenged Amount; (iv) will be granted access to all records and personnel of the Acquired Companies; and (v) will have 45 days to carry out a review and prepare a written statement of its decision regarding the Inventory Challenged Amount, which shall be binding and final upon the Seller and the Buyer. In no event shall the Independent Accountant’s determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. Each Party will be afforded the opportunity to present to the Independent Accountant any material such Party deems relevant to the determination. The decision of the Independent Accountant shall be final and binding upon the Parties except in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Independent Accountant for correction) and shall be in substitution for and precludes the bringing of any Legal Proceedings, including in any court, in connection with any dispute under this Section 3.4. The costs and expenses of the Independent Accountant shall be borne 50% by the Seller and 50% by the Buyer.

(c)     Following the final determination of the Final Inventory Value, in accordance with Section 3.4(b), the Buyer or the Seller, as applicable, shall make or cause to be made such true-up payments to one another as are required to place the Buyer and the Seller in the same position in which they would have been had the Final Inventory Value been known at the Closing and had the Final Inventory Value, rather than the Estimated Inventory Value, been used to determine the Purchase Price at the Closing.

(d)     Any aggregate true-up payment required to be made by the Seller pursuant to Section 3.4(c) is referred to as the “Final Seller Inventory Payment.” If the Seller is required to make the Final Seller Inventory Payment, then the Seller shall promptly (but in any event within five Business Days following determination of the Final Seller Inventory Payment) pay or cause to be paid an amount equal to the Final Seller Inventory Payment to the Buyer by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3.2(d) of the Buyer Disclosure Schedules.

(e)     Any aggregate true-up payment required to be made by the Buyer pursuant to Section 3.4(c) is referred to as the “Final Buyer Inventory Payment.” If the Buyer is required to make the Final Buyer Inventory Payment, then the Buyer shall promptly (but in any event within five Business Days following determination of the Final Buyer Inventory Payment) pay or cause to be paid an amount equal to the Final Buyer Inventory Payment to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 2.3(c) of the Seller Disclosure Schedules.

3.5     Adjustment to Purchase Price. All amounts to be paid under this Article III shall be deemed to be adjustments to the Purchase Price, except as otherwise required by applicable Law following a final determination (as defined in Section 1313 of the Code).

Article IV
ROW ESCROW

4.1     ROW Escrow Fund.

(a)     At Closing, the Buyer, the Seller, and the Escrow Agent will enter into an escrow agreement (the “ROW Escrow Agreement”) in substantially the form attached hereto as Exhibit D with such additional revisions as the Escrow Agent may require, subject to the prior approval of the Buyer and the Seller, such approval not to be unreasonably withheld; provided, that the Signing Deposit and the ROW Escrow Funds shall be held in separate accounts with the Escrow Agent. The ROW Escrow Agreement will provide that releases of any of the ROW Escrow Funds shall be made only in accordance with (i) written instructions that are jointly signed by the Seller and the Buyer, which instructions shall be in a form that complies with the requirements of the ROW Escrow Agreement (a “Joint Instruction Letter”), (ii) a final Order rendered pursuant to Section 14.5 or the ROW Escrow Agreement specifying the amount of ROW Escrow Funds to be released from the ROW Escrow Account and the Person or Persons to whom such ROW Escrow Funds shall be released, or (iii) as otherwise specifically provided in the ROW Escrow Agreement. The costs and expenses of the Escrow Agent shall be borne 50% by the Seller and 50% by the Buyer.

(b)     In the event that the Seller becomes entitled to receive a distribution of any of the funds within the ROW Escrow Account in accordance with the terms of Section 8.17 and the ROW Escrow Agreement, then the Seller and the Buyer, if necessary, shall promptly (but in no event less than two Business Days) execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release such funds to the Seller.

(c)     If either the Seller or the Buyer shall fail to timely execute and deliver a Joint Instruction Letter when required under this Agreement, the Seller or the Buyer, as applicable, shall be entitled to seek an Order (in accordance with Section 14.5) or specific performance (in accordance with Section 14.10), in each case that will enable the Escrow Agent to release to the applicable Person or Persons the ROW Escrow Funds to which they are entitled under this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

BKEP Crude hereby represents and warrants to the Buyer solely with respect to BKEP Crude, and BKEP S&M hereby represents and warrants to the Buyer solely with respect to BKEP S&M, as of the Execution Date and as of the Closing Date as follows:

5.1     Authority; Enforceability. Each Seller has the requisite power and authority to execute each Transaction Document to which it is, or will be as of the Closing, a party, and to perform its obligations under each Transaction Document to which it is, or will be as of the Closing, a party. The execution, delivery and performance of each Transaction Document to which such Seller is, or will be as of the Closing, a party has been duly and validly authorized by all required limited liability company action of such Seller. This Agreement has been, and each of the other Transaction Documents to which such Seller is, or will be as of the Closing, a party has been or will be (when executed and delivered at the Closing), duly and validly executed and delivered by such Seller. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the other Transaction Documents to which such Seller is, or will be as of the Closing, a party will constitute (when executed and delivered at the Closing), the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or by legal principles governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought at law or in equity) (such laws and principles being referred to herein as “Creditors’ Rights”).

5.2     Consents; Absence of Conflicts.

(a)     Except for the consents, approvals and authorizations set forth in Section 5.2(a) of the Seller Disclosure Schedules (collectively, the “Seller Approvals”), no consent, approval or authorization of any Person (including any Governmental Authority) is required for the execution or delivery by such Seller of any Transaction Document to which such Seller is, or will be as of the Closing, a party or the consummation by such Seller of the transactions contemplated thereby, other than those consents, approvals and authorizations: (i) as have been obtained prior to the Execution Date or will be obtained prior to the Closing Date or (ii) the failure of which to obtain or give would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Seller to perform its obligations under the Transaction Documents to which such Seller is, or will be as of the Closing, a party, or prevent or materially delay consummation of the transactions contemplated thereby.

(b)     The execution and delivery of each Transaction Document to which such Seller is, or will be as of the Closing, a party, and the performance by such Seller of its obligations thereunder and the consummation of the transactions contemplated thereby by such Seller (assuming the Seller Approvals have been obtained) does not and will not:

(i)        Breach any Laws applicable to such Seller or any Acquired Company;

(ii)       conflict with or violate the Organizational Documents of such Seller or any Acquired Company;

(iii)     require the prior consent or approval of any Person (other than the Seller Approvals and consents and approvals which, if not obtained, would not be reasonably likely to materially and adversely impact the operations of the Acquired Companies) under, conflict with, result in a Breach of, or constitute a default or to the Knowledge of the Seller, an event that, with or without notice or lapse of time or both, would constitute a Breach under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Scheduled Contract or S&M Contract to which such Seller or any Acquired Company is a party or by which such Seller or any Acquired Company is bound or to which any of their respective properties and assets are subject; or

(iv)     result in the creation of any Lien upon the Acquired Interests, the S&M Contracts or any Lien (other than Permitted Liens) arising through such Seller upon any of the assets or properties of any Acquired Company;

except, in the case of clause (i) or (ii) above, as would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Seller to timely perform its obligations under the Transaction Documents to which such Seller is, or will be as of the Closing, a party or prevent or materially delay consummation of the transactions contemplated thereby.

5.3     Ownership. BKEP Crude is the sole record and beneficial owner of the Acquired Interests and the Acquired Interests constitute the only issued and outstanding Equity Interests in each Acquired Company. Except as set forth on Section 5.3 of the Seller Disclosure Schedules, the BKEP Crude’s title to the Acquired Interests is free and clear of all Liens other than transfer restrictions of general applicability imposed thereon by applicable securities Laws. The Acquired Interests have been, and on the Closing Date shall be, duly and validly issued in accordance with the Organizational Documents of each Acquired Company. The Acquired Interests are not certificated. Except for the Acquired Interests, the Seller does not own of record or beneficially, or have any Equity Interest in, or right to acquire any other Equity Interest in, any Acquired Company. At the Closing, the transfer and assignment of the Acquired Interests to the Buyer in accordance with the terms of this Agreement will transfer good and marketable title to the Acquired Interests free and clear of any Liens other than transfer restrictions of general applicability imposed thereon by applicable securities Laws and Liens created by or for the benefit of the Buyer or its Affiliates.

5.4     Organization; Existence and Good Standing. Each Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

5.5     Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened that (a) challenge the validity or enforceability of such Seller’s obligations under any Transaction Document to which such Seller is, or will be as of the Closing, a party or (b) seek to prevent or delay, or otherwise would reasonably be expected to impair in any material respect the ability of the Seller to perform its obligations under the Transaction Documents to which such Seller is, or will be as of the Closing, a party.

5.6     Brokers’ Fees. Except for Simmons Energy, a Division of Piper Sandler, no Seller is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Contemplated Transactions and no such fees or payments will be the obligation of any of the Acquired Companies or the Buyer.

Article VI
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED COMPANIES

BKEP Crude hereby represents and warrants to the Buyer solely with respect to the Assets, the Acquired Companies and the Business, and BKEP S&M hereby represents and warrants to the Buyer solely with respect to the S&M Contracts, as of the Execution Date and as of the Closing Date as follows:

6.1     Organization; Existence and Good Standing. Each of the Acquired Companies is a legal entity duly formed, validly existing and in good standing under the laws of its respective state of formation. Each of the Acquired Companies has all requisite power and authority to own, lease and operate the properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted. True, correct and complete copies of the Organizational Documents of each Acquired Company, as amended and presently in effect, have been provided to the Buyer. There is no pending or, to the Knowledge of the Seller, threatened Legal Proceeding for the dissolution, liquidation, insolvency, or rehabilitation of any Acquired Company.

6.2     Foreign Qualification. Each Acquired Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its material business as currently conducted or the character of the property owned or leased by it makes such qualification necessary.

6.3     Capitalization; Subsidiaries.

(a)     Section 6.3(a) of the Seller Disclosure Schedules sets forth: (i) all of the issued and outstanding Equity Interests in each Acquired Company and the record and beneficial owner of each respective Equity Interest; (ii) the jurisdiction of formation of each Acquired Company; (iii) the jurisdictions in which each Acquired Company is qualified or holds licenses to do business as a limited liability company; and (iv) a list of each Acquired Company’s directors, managers and officers. The Equity Interests in each Acquired Company, as reflected on Section 6.3(a) of the Seller Disclosure Schedules, have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of the Acquired Company) and non-assessable (except as such nonassessability may be affected by applicable Law) and were not issued in violation of, and, except as identified in Section 6.3(b) of the Seller Disclosure Schedules, are not subject to, any Preferential Right or any similar right. Upon consummation of the Contemplated Transactions, the Buyer shall own, directly and indirectly, all of the Equity Interests in each Acquired Company, free and clear of all Liens, other than transfer restrictions of general applicability imposed thereon by applicable securities laws.

(b)     Except as set forth in Section 6.3(b) of the Seller Disclosure Schedules, there are no Contracts (including Preferential Rights, options, warrants, calls and preemptive rights) obligating any Acquired Company to (i) issue, sell, pledge, dispose of or encumber any Equity Interests of such Acquired Company or any securities convertible, exercisable or exchangeable into Equity Interests of such Acquired Company, or (ii) redeem, purchase or acquire in any manner any Equity Interests of such Acquired Company or any securities that are convertible, exercisable or exchangeable into any Equity Interests of such Acquired Company. No Contracts exist with respect to the voting of or prohibiting the transfer of the Equity Interests of any Acquired Company.

(c)     Other than as set forth in Section 6.3(c) of the Seller Disclosure Schedules, (i) there are no Persons or joint ventures in which any of the Acquired Companies owns, of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) Equity Interest, and (ii) there are no outstanding Obligations of any Acquired Company to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Equity Interest or otherwise) in, any other Person.

6.4     Ordinary Course of Business. Except as set forth in Section 6.4 of the Seller Disclosure Schedules, since the Interim Financial Information Date:

(a)     the Acquired Companies have conducted their business in, and such business has been operated and maintained in, the Ordinary Course of Business in all material respects; and

(b)     there has been no merger or consolidation of any Acquired Company with any other Person or any acquisition by any Acquired Company of any Equity Interests or material assets or business of any other Person or any agreement with respect thereto.

6.5     Affiliate Transactions. Except as set forth in Section 6.5 of the Seller Disclosure Schedules and except for Contracts solely among one or more Acquired Companies, neither the Seller, nor any of its Affiliates (excluding the Acquired Companies) (a) is a party to any Contract with any Acquired Company, or (b) owns or leases any material property or right which is used by any Acquired Company.

6.6     Real Property.

(a)     Section 6.6(a) of the Seller Disclosure Schedules sets forth a correct and complete list and description (containing a materially accurate description) (including the street addresses if applicable and a legal description for each parcel) of all real property (excluding Easements) in which any Acquired Company owns a fee ownership interest (the “Owned Real Property”).

(b)     Section 6.6(b) of the Seller Disclosure Schedules sets forth a correct and complete list and description (containing a materially accurate description) (including the street addresses if applicable and a legal description if available for each parcel) of all real property (excluding Easements) in which any Acquired Company owns a leasehold interest (the “Leased Real Property”).

(c)     Sections 6.6(a) and 6.6(b) of the Seller Disclosure Schedules, as applicable, list (containing a materially accurate description) (i) the street address of each parcel of real property (if applicable) and (ii) if such property is leased or subleased by the applicable Acquired Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property. The Owned Real Property constitutes all real property (other than Easements) reflected in the Interim Financial Information or acquired after the Interim Financial Information Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Financial Information Date.

(d)     Except as set forth in Section 6.6(d) of the Seller Disclosure Schedules, the Acquired Companies have good and valid title to the Owned Real Property and a valid leasehold in the Leased Real Property in each case free and clear of Liens, except for Permitted Liens.

(e)     Except as set forth in Section 6.6(e) or Section 6.10(a) of the Seller Disclosure Schedules, there are no subleases, assignments, occupancy agreements or other agreements granting to any Person (other than one or more Acquired Companies) the right of use or occupancy of any Owned Real Property or Leased Real Property and there is no Person (other than one or more Acquired Companies) in possession of any of such Owned Real Property or Leased Real Property other than customary Easements relating to power, water and other utilities and other immaterial Easements which do not materially and adversely impact the conduct of the Business by the Acquired Companies. Except as set forth in Section 6.6(e) of the Seller Disclosure Schedules, the Seller has delivered or made available to the Buyer true, correct and complete copies of any leases in its possession or control pertaining to the leasing of the Owned Real Property or the Leased Real Property.

(f)     The Seller has delivered or made available to the Buyer true, correct and complete copies of all title insurance policies, opinions, abstracts and surveys in the possession or control of the Seller or the Acquired Companies relating to the Owned Real Property.

(g)     There are no existing or, to the Knowledge of the Seller, threatened condemnation proceedings that affect the Owned Real Property or the Leased Real Property or any material portion thereof.

6.7     Easements. The Seller has made available to the Buyer (at the Acquired Companies’ offices or via access to the Acquired Companies’ Easements data base) true, correct and complete copies of the documents in its possession or control that create the Easements used by the Acquired Companies in the conduct of the Business. Except as set forth in Section 6.7 of the Seller Disclosure Schedules, and to the Knowledge of the Seller, (a) the Acquired Companies own or otherwise lawfully hold all Easements for the ownership and operation of the pipelines owned by the Acquired Companies and used in the Business, except for any such failures as would not reasonably be expected to materially impair the overall operations of the Acquired Companies, and (b) no Acquired Company is in Breach under any Easements which default would reasonably be expected to materially impair the overall operations of the Acquired Companies.

6.8     Personal Property. Except as set forth in Section 6.8 of the Seller Disclosure Schedules, the Acquired Companies have good and valid title to (or a valid leasehold interest in) the tangible personal property currently used in the conduct of the Business, and such title or leasehold interests are free and clear of Liens, except for Permitted Liens and other than any such failures as would not reasonably be expected to materially impair the overall operations of the Acquired Companies.

6.9     Legal Compliance; Permits. Except as set forth in Section 6.9 of the Seller Disclosure Schedules, (a) each Acquired Company is in compliance in all material respects with all applicable Laws, including applicable regulations of the US Department of Transportation Pipeline and Hazardous Materials Safety Administration with respect to the inspection and repair of tanks and pipelines owned, leased or operated by the Acquired Companies, (b) each Acquired Company holds all material Permits required to conduct its business as currently conducted, and (c) no Acquired Company is in Breach in any material respect of any term, condition or provision of any Permit (and no event has occurred which, with notice or the lapse of time or both, would constitute any such Breach in any material respect). Notwithstanding the foregoing, this Section 6.9 shall not apply to any matters relating to tax matters, employee, labor and employment matters, employee benefit plan matters or environmental matters as it is the Parties’ intent that Sections 6.17, 6.19 and 6.20, respectively, shall cover such matters exclusively.

6.10     Contracts.

(a)     Section 6.10(a) of the Seller Disclosure Schedules sets forth a correct and complete list as of the Execution Date of the following Contracts to which any Acquired Company is a party or by which any of them or their respective assets or properties are bound (collectively, the “Scheduled Contracts”):

(i)         each Contract for lease of personal property involving aggregate payments in excess of $50,000 in any calendar year;

(ii)        each Contract with respect to the lease or sublease of Leased Real Property (excluding Easements) involving aggregate payments in excess of $50,000 in any calendar year;

(iii)       except for Contracts of the nature described in clauses (i) through (ii) above or clause (iv) below and except for Benefit Plans, each Contract involving aggregate payments by or to any Acquired Company in excess of $50,000 in any future calendar year that cannot be terminated by such Acquired Company upon 90 days’ or less notice without payment penalty;

(iv)       each employment Contract or for an independent contractor which is not cancelable without payment or penalty by the recipient of the services on notice of 90 days or less;

(v)       each Contract that purports to limit the freedom of any Acquired Company to compete in any line of business or in any geographic area or that purports to limit the Persons to whom an Acquired Company may sell products or deliver services;

(vi)       each partnership, joint venture, investment or other similar Contract, or Contract that provides for the sharing of profits of any Acquired Company with any third Person;

(vii)     each financial derivatives master agreement or confirmation, or futures account opening agreements or brokerage statements, or similar Contract, evidencing financial or commodity hedging or similar trading activities;

(viii)     each Contract that provides for the assumption of or indemnification by an Acquired Company with respect to any Tax liability or liability under any Environmental Law of any Person;

(ix)     each Contract that requires any Acquired Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions, or minimum volume, exclusive purchaser, exclusive supplier or similar arrangements or commitments;

(x)     each Contract for the sale of any material assets of any Acquired Company other than in the Ordinary Course of Business or for the grant to any Person of any Preferential Rights to purchase any material assets or Equity Interest of any Acquired Company, and each Contract that grants any right of first refusal with respect to any material assets of any Acquired Company;

(xi)     any outstanding agreements of surety or indemnification, direct or indirect, by an Acquired Company not otherwise disclosed pursuant to the foregoing (other than as entered into by an Acquired Company in the Ordinary Course of Business without the primary purpose of indemnifying another Person);

(xii)     all outstanding Acquired Company Guarantees;

(xiii)     all Contracts with any Governmental Authority to which any Acquired Company is a party;

(xiv)     any Contract between an Acquired Company, on the one hand, and the Seller or any of the Seller’s Affiliates, on the other hand (including an Acquired Company) that is material to the operation of the Assets or the Business; and

(xv)     any Contracts relating to services provided by a third party to any Acquired Company that are material to the operations of the Assets or the Business or that could result in aggregate payments by such Acquired Company in excess of $50,000 per year following the Closing.

(b)     Except as specifically described in Section 6.10(b) of the Seller Disclosure Schedules, true, correct and complete copies of the Scheduled Contracts have been provided to the Buyer. Except as set forth in Section 6.10(b) of the Seller Disclosure Schedules, each Scheduled Contract is a valid and binding obligation of the Acquired Company party thereto and, to the Knowledge of the Seller, of each other party thereto in accordance with its respective terms, except as enforceability may be limited by Creditors’ Rights and except for such Scheduled Contracts that have expired without default thereunder in accordance with their terms. None of the Acquired Companies party thereto nor, to the Knowledge of the Seller, any other party to such Scheduled Contracts, is (with or without the lapse of time or the giving of notice, or both) in Breach in any material respect thereunder, and to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a Breach thereunder.

(c)     BKEP S&M has provided true, correct and complete copies of the S&M Contracts to the Buyer (which may be redacted in a customary manner so long as no redaction covers terms that would adversely affect the S&M Contracts). Each S&M Contract is a valid and binding obligation of BKEP S&M and, to the Knowledge of BKEP S&M, of each other party thereto in accordance with its respective terms, except as enforceability may be limited by Creditors’ Rights. Neither BKEP S&M nor, to the Knowledge of BKEP S&M, any other party to such S&M Contracts, is (with or without the lapse of time or the giving of notice, or both) in Breach in any material respect thereunder, and to the Knowledge of BKEP S&M, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a Breach thereunder.

6.11     Intellectual Property. The Acquired Companies do not own any material Intellectual Property. The Acquired Companies have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property used or required in the operation of the Business. No third party has asserted in writing to the Seller or its Affiliates that any Acquired Company is infringing, in any material respect, the Intellectual Property of such third party or has challenged or questioned the validity of such Acquired Company’s rights to its owned or licensed Intellectual Property.

6.12     Receivables. Except as set forth in Section 6.12 of the Seller Disclosure Schedules, the accounts receivable reflected on the Interim Financial Information and the accounts receivable arising after the date thereof, in all material respects, (a) have arisen from bona fide and arm’s length transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business, (b) constitute only valid claims of the Acquired Companies which are not, to the Knowledge of the Seller, subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (c) are anticipated to be collectible in full in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Financial Information or, with respect to accounts receivable arising after the Interim Financial Information Date, on the accounting records of the Acquired Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. No material account receivable is being disputed by any payor, and no payor has refused to pay a material account receivable or asserted a set off right as the basis for such non-payment.

6.13     Payables. No accounts payable in excess of $50,000 (individually or collectively) of the Acquired Companies as of the Closing Date are more than 60 days past due or have arisen from any obligations other than bona fide and arm’s length transactions.

6.14     Bank Accounts. Section 6.14 of the Seller Disclosure Schedules sets forth the account numbers and names of each bank, broker or other depository institution at which any of the Acquired Companies maintains a depository account, and the names of all persons authorized to sign on or withdraw funds from each such account.

6.15     Financial Information.

(a)     Section 6.15(a) of the Seller Disclosure Schedules sets forth true, correct and complete copies of the following (collectively the “Financial Information”):

(i)       the trial balances for the Acquired Companies as of and for the year ended December 31, 2019, and

(ii)     the trial balances for the Acquired Companies as of and for the nine-month period ended September 30, 2020 (such trial balance sheet being the “Interim Financial Information” and such date being the “Interim Financial Information Date”).

(b)     The Financial Information (i) has been prepared from the books and records of the Acquired Companies and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for the absence of notes and as otherwise noted therein, and subject to normal and recurring year-end adjustments, and (ii) fairly presents in all material respects the financial condition and results of operations of the Acquired Companies at the respective dates and for the respective periods described above. The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(c)     To the Knowledge of the Seller, the Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects, (i) all transactions related to the Acquired Companies are executed in accordance with management’s general or specific authorization, (ii) all transactions related to the Acquired Companies are recorded as necessary to permit the preparation of the Financial Information in conformity with GAAP, consistently applied, and to maintain proper accountability for items, (iii) recorded accountability for items related to the Acquired Companies is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (iv) there are no material weaknesses or significant deficiencies in the internal accounting controls related to the Acquired Companies.

6.16     Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Interim Financial Information, (b) set forth on the Seller Disclosure Schedules, or (c) incurred in the Ordinary Course of Business after the Interim Financial Information Date, since the Interim Financial Information Date, none of the Acquired Companies has any Liability that is, individually or in the aggregate, in excess of $250,000.

6.17     Taxes. Except as set forth in Section 6.17 of the Seller Disclosure Schedules:

(a)     All material Tax Returns required to be filed by or with respect to each Acquired Company have been timely filed with the appropriate Tax Authorities, and all such Tax Returns are true, correct and complete in all material respects.

(b)     All Taxes due and payable by each Acquired Company (whether or not shown on any Tax Return) have been paid in full, and no unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed, assessed against or, to the Knowledge of the Seller, threatened with respect to such Acquired Company or its assets or properties, nor has any Acquired Company or Seller received notice of any such deficiency, delinquency or default.

(c)     Each Acquired Company has withheld or collected and paid over to the appropriate Tax Authorities all material Taxes required by Law to be withheld or collected, including withholding of employment Taxes and Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign Tax Laws, and each Acquired Company has properly received and maintained any and all certificates, forms and other documents required by Law for any exemption from withholding and remitting any Taxes.

(d)     There are no Liens for unpaid Taxes of or with respect to an Acquired Company or its assets or properties other than Permitted Liens.

(e)     There are no Legal Proceedings pending against or with respect to any Liability of an Acquired Company for any Taxes, and to the Knowledge of the Seller, no such Legal Proceeding is proposed or threatened.

(f)     Neither any Acquired Company nor the Seller has requested, or been granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax with respect to an Acquired Company, and (other than extensions that are automatically granted) no extension or waiver of time within which to file any Tax Return of, or applicable to, an Acquired Company or its assets or properties has been granted or requested which has not since expired.

(g)     No claim that remains outstanding has ever been made by any Tax Authority in a jurisdiction where an Acquired Company has not filed a Tax Return that either such Acquired Company was required to file such a Tax Return with that Tax Authority or was or may be subject to taxation by such Tax Authority for Taxes that would be covered by such Tax Return. No Acquired Company has any operations outside of the United States and is not currently, and has never been, subject to Taxes in any jurisdiction outside of the United States.

(h)     None of the assets of any Acquired Company includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of such assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(i)     No Acquired Company (i) has entered into any agreement or arrangement with any Tax Authority that requires such Acquired Company to take any action or refrain from taking any action with respect to Tax matters, (ii) is a party to any agreement with any Tax Authority with respect to Tax matters that would be terminated or adversely affected as a result of the consummation of the Contemplated Transactions, (iii) has participated in, does not currently participate in, and has no liability for the payment of any Tax resulting from a Person’s participation in, any “reportable transaction” as defined in Section 6707A(c) of the Code and within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor Treasury Regulations) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law, (iv) is a party to any Tax sharing, allocation, indemnity or any similar written or unwritten agreement, arrangement, understanding or practice relating to Taxes, or (v) has ever been a member of a Consolidated Group and has any potential liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(j)     No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, any taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(k)     Each Acquired Company has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(l)     No Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, (i) in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(m)     Since its formation, each Acquired Company has been classified as being disregarded as an entity separate from the Seller (or the Person from whom the Seller is disregarded) for U.S. federal income Tax purposes (and, where applicable, state, local and foreign Tax purposes), and no action has been taken or election has been filed on or prior to the Closing Date to cause a change of such classification for U.S. federal income Tax purposes (or, where applicable, state, local or foreign Tax purposes).

6.18     Legal Proceedings. Except as set forth in Section 6.18 of the Seller Disclosure Schedules, there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened against or by any Acquired Company (a) which would reasonably be likely to involve payments by or to an Acquired Company of $100,000 or more or (b) against or by any Acquired Company, the Seller or any Affiliate of the Seller that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions beyond the Outside Date. Except as set forth in Section 6.18 of the Seller Disclosure Schedules, no Acquired Company is subject to any Order or similar decree of any Governmental Authority.

6.19     Employees, Employee Benefits and ERISA Compliance.

(a)     None of the Acquired Companies have, and since January 1, 2016 have not had, any full-time or part-time employees.

(b)     None of the Acquired Companies sponsors, maintains or contributes to any Benefit Plan, including any Benefit Plan that is subject to title IV of ERISA or Section 412 of the Code.

(c)     (i)  There are no collective bargaining or other labor union agreements to which any of the Acquired Companies or BKEP Management, Inc. (the “Employer”) is a party or by which any of them are bound, with respect to the Business or the employees of the Employer who provide services to or for the benefit of any of the Acquired Companies (the “Employees”). Except as set forth in Section 6.19(c)(i) of the Seller Disclosure Schedules, none of the Acquired Companies or the Employer with respect to the Business or the Employees (A) is engaged in any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Seller, threatened against it or (B) has received any written notice of any Claims, charges, complaints or proceedings pending or, to the Knowledge of the Seller, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices. No collective bargaining agreement is currently being negotiated by any of the Acquired Companies or the Employer with respect to the Business or the Employees. To the Knowledge of the Seller, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would affect the operations of the Acquired Companies or the Business as currently conducted.

(ii)     Section 6.19(c)(ii) of the Seller Disclosure Schedules lists all Employees of the Employer as of the Execution Date, and includes, with respect to each Employee, his or her name, location, and position or job title. Compensation levels for such Employees (including base salary or hourly rate of pay, bonuses and commissions) has been made available or provided to the Buyer separately.

(iii)     Except as set forth on Section 6.19(c)(iii) of the Seller Disclosure Schedules, there are no employment agreements between the Employer, on the one hand, and any of the Employees, on the other hand, and, to the Knowledge of Seller, there are no agreements with the Employees restricting their ability to accept employment with the Buyer or its Affiliates.

(iv)     Except for any workers compensation claims by Employees listed on Section 6.19(c)(iv) of the Seller Disclosure Schedules, there are no material pending, or to the Knowledge of the Seller, threatened Legal Proceedings by any Employee against any of the Acquired Companies or the Employer alleging a violation of, or non-compliance with, statutory or common laws relating to employment, employment practices, or terms and conditions of employment.

(d)     Section 6.19(d) of the Seller Disclosure Schedules sets forth a correct and complete list of each material Benefit Plan and each other material employee benefit policy, program or arrangement applicable to the Employees (or any of their dependents or beneficiaries), and the Seller has made provided to the Buyer reasonably detailed descriptions of such Benefit Plans.

6.20     Environmental Matters. Except as set forth in Section 6.20 of the Seller Disclosure Schedules:

(a)     The assets and operations of the Acquired Companies and the Business are, and have been since January 1, 2017, in compliance in all material respects with all applicable Environmental Laws;

(b)     Since January 1, 2017, all material Environmental Permits required to be obtained, filed or applied for by the Acquired Companies in connection with the Business or the ownership or operation of their respective assets as owned or operated prior to the Execution Date have been duly obtained, filed or applied for by the Acquired Companies, as applicable, and each of the Acquired Companies is and, since January 1, 2017, has been in compliance, in all material respects, with the terms and conditions of such Environmental Permits, as applicable;

(c)     To the Knowledge of Seller, Section 6.20(c) of the Seller Disclosure Schedules sets forth a correct and complete list of all ongoing Remediation projects at, on or related to any of the properties or assets owned, leased or operated by or on behalf of the Acquired Companies;

(d)     Section 6.20(d) of the Seller Disclosure Schedules sets forth a correct and complete list of all saltwater disposal wells owned, leased or used by any Acquired Company, since January 1, 2017.

(e)     The Seller has, prior to the Execution Date, provided to the Buyer copies of (i) all material environmental site assessments, audits, investigations or studies that are in the possession or control of the Seller or the Acquired Companies relating to any Acquired Company’s (A) compliance in all material respects with Environmental Laws, (B) receipt of material Environmental Claims, or (C) Release of Hazardous Materials or Environmental Condition, the Remediation of which has or is reasonably likely to result in any Acquired Company incurring Liabilities under Environmental Law in excess of $200,000; and (ii) all material documents concerning currently planned or anticipated material capital expenditures required under Environmental Law to Remediate or otherwise control pollution or emissions of pollutants, manage waste or otherwise ensure compliance in all material respects with current Environmental Laws (including costs of any material Remediation, material pollution control equipment and material operational changes, in each instance, in the next 12 months);

(f)     There are no pending or, to the Knowledge of the Seller, threatened material Environmental Claims relating to the Acquired Companies or the ownership or operation of the Acquired Companies’ assets or the Business;

(g)     No Acquired Company is subject to any outstanding Order issued by a Governmental Authority under or pursuant to any Environmental Laws;

(h)     No Acquired Company has assumed by contract any outstanding Liabilities arising under Environmental Laws of any other Person other than any of the other Acquired Companies; and

(i)     Since January 1, 2017, no Acquired Company has disposed of or arranged for the disposal of any Hazardous Materials (excluding garbage and household or office trash) in the conduct of the Business to or at any third person disposal facility other than sales in the Ordinary Course of Business or as would not reasonably be expected to result in material liability to the Acquired Companies under Environmental Law.

6.21     Pipelines. There are no administrative or regulatory Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Acquired Companies the results of which are reasonably likely to materially change, alter or modify the rates, charges or fees for transportation services related to the pipelines owned by the Acquired Companies or any other terms or conditions of service currently in effect under any tariffs issued by the Acquired Companies currently in effect.

6.22     Storage Tanks.

(a)     Section 6.22(a) of the Seller Disclosure Schedules sets forth a correct and complete list (containing a materially accurate description) of all above ground tanks that are owned, leased or used or held for use by the Acquired Companies (including pursuant to terminalling agreements) that have a shell capacity of 300 barrels or greater and for each such tank lists its (a) location, (b) size (shell capacity), (c) whether such tank is active or idle, (d) the type of product(s) such tank contains, (e) the type of tank (i.e., fixed roof, internal floating roof, external floating roof, bullet, or dome), and (f) date of last API 653 internal inspection, if applicable.

(b)     Section 6.22(b) of the Seller Disclosure Schedules sets forth a correct and complete list (containing a materially accurate description) of all underground storage tanks that are owned, leased or used or held for use by the Acquired Companies.

6.23     Condition and Sufficiency of the Assets. Except as set forth in Section 6.23 of the Seller Disclosure Schedules, the personal property and real property owned or leased by the Acquired Companies (including the Excluded Assets) constitute all of the rights (including contract rights), property and assets used by the Acquired Companies in the conduct of the Business as being conducted on the Execution Date in all material respects. The material buildings, plants, structures, machinery, equipment, pipelines, vehicles, and other items of tangible personal property of the Acquired Companies are in good operating condition and repair in all material respects taken as a whole for the continued conduct of the Business as being conducted on the Execution Date, subject to ordinary maintenance and repairs and ordinary wear and tear of no more than $100,000.

6.24     Insurance.     Section 6.24 of the Seller Disclosure Schedules sets forth a true and complete list of all material policies, binders, and insurance contracts under which any Acquired Company, the Business or any of the Acquired Companies’ assets is insured (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, and there has been no written notice of any cancellation or, to the Knowledge of the Seller, threatened cancellation of any Insurance Policy by any applicable insurance provider. There is no Claim by any Acquired Company pending under any Insurance Policy or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Knowledge of the Seller (i) no event has occurred which, with notice or the lapse of time, would constitute a Breach, or permit termination of any such policies, (ii) since January 1, 2017, no policy limits of such Insurance Policies have been exhausted or materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously, (iii) the Acquired Companies have not failed to give any notice or present any material Claims under any applicable Insurance Policy in a due and timely fashion, (iv) since January 1, 2017, no insurer has denied, rejected, questioned or disputed any pending Claims, and (v) there are no open Claims with any insolvent carriers.

6.25     Brokers’ Fees. Except as set forth in Section 6.25 of the Seller Disclosure Schedules, no Acquired Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Contemplated Transactions that will be the obligation of any of the Acquired Companies.

6.26     Waiver of Other Representations or Warranties.

(a)     NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE S&M CONTRACTS, THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES, OR THE RESPECTIVE ASSETS OF THE ACQUIRED COMPANIES, THE BUSINESS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO THE S&M CONTRACTS AND ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED COMPANIES OR THE BUSINESS.

(b)     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, THE S&M CONTRACTS, THE ACQUIRED INTERESTS AND THE ACQUIRED COMPANIES, AND THE RESPECTIVE ASSETS OF THE ACQUIRED COMPANIES, AND THEIR RESPECTIVE BUSINESSES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE S&M CONTRACTS, THE ACQUIRED COMPANIES, AND THE RESPECTIVE ASSETS OF THE ACQUIRED COMPANIES, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE S&M CONTRACTS, THE ACQUIRED COMPANIES AND THE RESPECTIVE ASSETS OF THE ACQUIRED COMPANIES, AND THE BUSINESS.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants, severally and not jointly, to the Seller as set forth below:

7.1     Authority; Enforceability. The Buyer has the requisite power and authority to execute each Transaction Document to which it is, or will be as of the Closing, a party, and to perform its obligations under each Transaction Document to which it is, or will be as of the Closing, a party. The execution, delivery and performance of each Transaction Document to which the Buyer is, or will be as of the Closing, a party, has been duly and validly authorized by all required action of the Buyer. This Agreement has been, and each of the other Transaction Documents to which the Buyer is, or will be as of the Closing, a party has been or will be (when executed and delivered at the Closing) duly and validly executed and delivered by the Buyer. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and each of the other Transaction Documents to which the Buyer is, or will be as of the Closing, a party, will constitute (when executed and delivered at the Closing), the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.

7.2     Consents, Absence of Conflicts.

(a)     Except for the filings, consents, approvals and authorizations set forth opposite the Buyer’s name in Section 7.2(a) of the Buyer Disclosure Schedules (the “Buyer Approvals”), no consent, approval or authorization of, any Person (including any Governmental Authority) is required for the execution or delivery of any Transaction Document to which the Buyer is, or will be as of the Closing, a party or the consummation by the Buyer of the transactions contemplated thereby, other than those filings, consents, approvals and authorizations: (i) as have been obtained or given prior to the Execution Date; or (ii) the failure of which to obtain or give would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Buyer to perform its obligations under the Transaction Documents to which such Buyer is, or will be as of the Closing, a party, or prevent or materially delay consummation of the transactions contemplated thereby.

(b)     The execution and delivery of each Transaction Document to which the Buyer is, or will be as of the Closing, a party, and the performance by the Buyer of its obligations thereunder and the consummation of the transactions contemplated thereby by the Buyer (assuming the Buyer Approvals have been made, given or obtained) will not:

(i)     Breach any Laws applicable to the Buyer; or

(ii)     conflict with or violate the Organizational Documents of the Buyer;

except, in the case of clause (i) or (ii) above, as would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Buyer to timely perform its obligations under the Transaction Documents to which the Buyer is, or will be as of the Closing, a party or prevent or materially delay consummation of the transactions contemplated thereby.

7.3     Organization; Existence and Good Standing. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. True, correct and complete copies of the Organizational Documents of the Buyer, as amended to date and presently in effect, have been made available to the Seller.

7.4     Foreign Qualification. The Buyer is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except as would not reasonably be expected to impair in any material respect the ability of the Buyer to timely perform its obligations under the Transaction Documents to which the Buyer is, or will be as of the Closing, a party or prevent or materially delay consummation of the transactions contemplated thereby.

7.5     Brokers’ Fees. The Buyer is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Seller or any of their respective Affiliates, including any monitoring fees, financial services or similar fees payable to an Affiliate of the Buyer, and the Buyer is not a party to any agreement which might give rise to any valid Claim against the Seller or any of their respective Affiliates for any such fee or payment.

7.6     Independent Evaluation; Investment Interest.

(a)     The Buyer is an experienced and knowledgeable investor in the gathering, transporting, treating, processing, and marketing of crude (including its constituents) and other related midstream services such as the installation of pipelines and equipment. The Buyer has had access to the S&M Contracts and the Acquired Companies’ assets, properties and other facilities, the officers, consultants and other representatives of the Acquired Companies, and the books, records, and files of the Acquired Companies relating to the properties and business of the Acquired Companies. As of the Closing, (i) the Buyer has conducted its own independent investigation, review and analysis of the S&M Contracts and the condition, operation and business of the Acquired Companies, and the Buyer has been provided access to and an opportunity to review any and all information respecting the S&M Contracts and the Acquired Companies and their respective assets requested by the Buyer in order for the Buyer to make its own determination to proceed with the Contemplated Transactions; (ii) the Buyer has solely relied on, and is solely relying on, (A) the basis of its own independent due diligence investigation, and (B) the limited representations and warranties made by the Seller in Article V and Article VI and the Transaction Certificates, and the remedies specifically bargained for herein; and (iii) the Buyer has been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction.

(b)     The Buyer acknowledges that it can bear the economic risk of its investment in the S&M Contracts and the Acquired Companies and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the S&M Contracts and the Acquired Companies.

(c)     The Buyer acknowledges that the Acquired Interests have not been registered under applicable federal and state securities laws and that following the Closing, the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

(d)     The Buyer is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended. The Buyer is acquiring the Acquired Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

7.7     Funds. The Buyer has, and at Closing will have, sufficient funds available to enable the Buyer to consummate the Contemplated Transactions and to pay the Closing Date Payment to the Seller and deposit the ROW Escrow Payment with the Escrow Agent.

Article VIII
COVENANTS AND OTHER AGREEMENTS

8.1     Covenants regarding the Acquired Companies.

(a)     During the Interim Period, except as required by the other terms of this Agreement or as set forth in Section 8.1 of the Seller Disclosure Schedules, or consented to or approved in writing by the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), the Seller shall use commercially reasonably efforts to cause the Acquired Companies to: (i) conduct their business operations, activities and practices in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Acquired Companies and preserve the present relationships with Employees and Persons having business dealings with the Acquired Companies (including customers and suppliers), in each case in the Ordinary Course of Business. Without limiting the generality of the preceding sentence, during the Interim Period the Seller shall cause the Acquired Companies to continue to maintain (and repair if necessary) the material tangible assets and properties of the Acquired Companies in a manner consistent with past practices and in accordance with capital and expense budgets of the Acquired Companies existing as of the Execution Date.

(b)     Except as set forth in Section 8.1 of the Seller Disclosure Schedules or otherwise expressly required or permitted by the other terms of this Agreement, without the consent or approval of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), the Seller shall not authorize or permit any of the Acquired Companies to:

(i)      amend its Organizational Documents;

(ii)     (A) declare, set aside or pay any dividend or other distribution with respect to any Equity Interest of the Acquired Companies to the extent such dividend or distribution (when added with any previous dividend or distribution declared, set aside or paid during the Interim Period with respect to any Equity Interest of the Acquired Companies) would reasonably be expected to decrease the Net Working Capital below the Net Working Capital Threshold, or (B) issue, grant or sell any Equity Interests in such Acquired Company, accelerate the vesting of or cause the lapsing of any restrictions with respect to, any option (or equity-based) award, or issue any Preferential Right to purchase or subscribe for any of such securities or issue any securities convertible into Equity Interests in any Acquired Company;

(iii)     (A) split, combine or reclassify any class or series of the Equity Interests of the Acquired Companies, or (B) purchase, redeem or otherwise acquire or retire for value any Equity Interests in such Acquired Company;

(iv)     incur any Indebtedness or otherwise incur, assume or guarantee any indebtedness or issue or sell any debt securities, other than (A) borrowings in the Ordinary Course of Business and in an amount no greater than $100,000, or (B) intercompany loans among any Acquired Company in the Ordinary Course of Business;

(v)     except in the Ordinary Course of Business, (A) Breach, terminate, amend in any material respect or grant a waiver of any material term of, or give any material consent with respect to, any Scheduled Contract or (B) enter into a Contract after the Execution Date that would be a Scheduled Contract if entered into prior to the Execution Date (other than Contracts providing for capital expenditures set forth in Section 8.1(b)(v) of the Seller Disclosure Schedules);

(vi)     mortgage, pledge or subject to any Lien (other than Permitted Liens), any of the material assets or material properties of any Acquired Company;

(vii)     other than as set forth in Section 8.1(b)(vii) of the Seller Disclosure Schedules or in the Ordinary Course of Business, or except as required by applicable Laws, (A) increase the annual base salary or base wages of any executive officer or other Employee, (B) grant any bonus or incentive compensation to any Employee, (C) materially increase the coverage or benefits available under any (or create any new) Benefit Plan or any severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan or arrangement made to, for, or with any Employee or otherwise amend any such plan or arrangement or (D) enter into any employment, deferred compensation, severance or similar agreement (or amend any such agreement) involving any Employee;

(viii)     make, change or revoke any material election in respect of Taxes, make any agreement or settlement with any Tax Authority, file any amended Tax Return or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, except to the extent required by applicable Law;

(ix)     except as may be required by applicable Laws or under GAAP, change in any material respect any accounting method;

(x)     except in the Ordinary Course of Business, sell, assign, lease or otherwise dispose of any of its assets or properties, except sales of worn-out or obsolete or excess equipment or trade-ins of equipment in connection with capital expenditures;

(xi)     make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) except in the Ordinary Course of Business or as may be necessitated by an emergency situation, is in excess of $100,000 individually or $250,000 in the aggregate (excluding for purposes of such limitations the capital expenditures set forth in Section 8.1(b)(xi) of the Seller Disclosure Schedules);

(xii)     directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial Equity Interest in, or by any other manner (including asset purchases), any Person or division, business or Equity Interest of any Person;

(xiii)     adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than the Contemplated Transactions;

(xiv)     destroy any books or records of such Acquired Company other than in the Ordinary Course of Business;

(xv)     take or agree to take any of the actions described above;

(xvi)     commit to new hedging or derivative arrangements; or

(xvii)     enter into any material transactions with the Seller or its Affiliates (including the other Acquired Companies).

Nothing herein shall restrict an Acquired Company from taking any action in the event of an emergency which action the Acquired Company determines is necessary to protect and safeguard the assets and properties of the Acquired Companies and any third party.

(c)     Notwithstanding the provisions of Section 8.1(b), the Seller and the Acquired Companies may use Cash for distributions or dividends in the Ordinary Course of Business or, in lieu of any such distributions or dividends in the Ordinary Course of Business, to pay any Transaction Costs or Indebtedness prior to Closing.

(d)     Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Seller or any Acquired Company from taking any action (including the establishment of any policy, procedure or protocol) in response to COVID-19 or any COVID-19 Measure that would otherwise violate or breach this Agreement, potentially be deemed to constitute an action taken outside of the Ordinary Course of Business, or otherwise potentially serve as a basis for the Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, (ii) no consent of the Buyer shall be required with respect to any matter (A) to the extent that the requirement of such consent would violate applicable Law, (B) such action is taken, or omitted to be taken, by the Seller or the Acquired Companies pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for COVID-19 Measures, business closures, "sheltering-in-place" or other restrictions that relate to, or arise out of, COVID-19 and the response of any Governmental Authority thereto or any escalation or worsening thereof, or (C) such action is otherwise taken, or omitted to be taken, by the Seller or the Acquired Companies to protect the Business in response to COVID-19 or the response of any Governmental Authority in response thereto and any escalation or worsening thereof, as determined by the Seller or the Acquired Companies in their good faith and reasonable discretion and (iii) in making any determination as to whether the Seller and the Acquired Companies have discharged their obligations to operate in the “Ordinary Course of Business” or use “reasonable best efforts” or similar covenants, any actions or omissions should be assessed based on what is practicable or reasonable based on the circumstances created or influenced by COVID-19 and its effects on the domestic and international economy, as such circumstances may evolve from time to time prior to the Closing Date, including considering the direct or indirect impact of COVID-19 Measures and similar Laws; provided, that nothing in this Section 8.1(d) shall limit or impair the Buyer’s rights, including its right to terminate this Agreement, to the extent any actions permissible hereunder result in a Material Adverse Effect to the Assets or Business to be acquired by the Buyer hereunder.

8.2     Information.

(a)     Prior to the Closing, the Seller and the Buyer each shall keep the other Party apprised of the status of matters relating to completion of the Contemplated Transactions, including promptly furnishing the other Party with copies of notices or other communications from any Governmental Authority with respect to the Contemplated Transactions. Prior to the Closing, the Seller and the Buyer each shall give prompt notice to the other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its ability to consummate the Contemplated Transactions.

(b)     Prior to the Closing and for 90 days after the Closing Date, the Seller shall, upon reasonable request by the Buyer, use commercially reasonable efforts to provide to the Buyer copies of any information related to the Acquired Companies and in the Seller’s possession or control to the extent necessary to facilitate any required filings by the Buyer with the SEC or any other Governmental Authority; provided, that any out-of-pocket costs incurred by the Seller in connection with the foregoing shall be promptly reimbursed by the Buyer; provided, further, that the Seller shall not be required to provide any such information if the Seller determines, in its sole reasonable discretion, that (i) providing such information would jeopardize any attorney-client or other legal privilege, (ii) providing such information would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the Execution Date, (iii) the information to be accessed is pertinent to any litigation in which the Acquired Companies or any of their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties or (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature.

(c)     Within 30 days after the Closing Date, the Seller shall provide electronic copies of the trial balances in the same form as the Interim Financial Information reflecting the financial activities and balances for the Acquired Companies for all periods between the Interim Financial Information Date and the Closing Date.

8.3     Access During the Interim Period.

(a)     During the Interim Period, the Seller shall (and shall cause the Acquired Companies to) afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Acquired Companies, so that the Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the management, business, properties and affairs of the Acquired Companies for any reasonable purpose related to the Acquired Companies, the S&M Contracts, this Agreement and the Contemplated Transactions; provided, however, that any such access shall be conducted at the Buyer’s expense and in compliance with any other reasonable conditions notified by the Seller to the Buyer in writing, under the supervision of such Acquired Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of such Acquired Company. Subject to applicable Laws, the Seller shall (and shall cause the Acquired Companies to) make available to the Buyer such financial and operating data and other information as to the Business as the Buyer shall reasonably request insofar as the Seller and the Acquired Companies may do so without breaching any confidentiality agreements or waiving any attorney/client, work product or like privilege. Notwithstanding the foregoing, the Buyer shall not have access during the Interim Period to personnel records of the Employer, the Seller or the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, no Acquired Company shall be required to provide access to any information to the Buyer or its representatives if the Seller or such Acquired Company determines, in its sole reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any applicable COVID-19 Measures), fiduciary duty or binding agreement entered into prior to the Execution Date, (iii) the information to be accessed is pertinent to any litigation in which the Acquired Companies or any of their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, (v) the information to be accessed relates to any consolidated, combined or unitary Tax Return filed by the Seller, the Acquired Companies or any of their Affiliates or any of their respective predecessor entities or (vi) such access would jeopardize the health and safety of any employee providing services to the Acquired Companies. No invasive environmental testing, including Phase I or Phase II investigations, of any media comprising the environment, or any property, site, location or facility shall be permitted during the Interim Period without the prior written consent of the Seller, which consent Seller may withhold, condition or delay in its sole discretion.

(b)     During the Interim Period, the Buyer shall, and shall cause its representatives to, abide by the written operating safety rules, regulations and operating policies provided to the Buyer of the Acquired Companies and any third Person operator of any of the Acquired Companies’ assets while on any of the Acquired Companies’ owned or leased sites.

(c)     The Buyer hereby agrees to defend, indemnify and hold harmless each of the operators of the assets and each of the Seller Indemnified Parties from and against any and all Losses attributable to personal injury, death or physical or other property damage, or violation of the Seller’s or any of its Affiliate’s or any third Person operator’s rules, regulations or operating policies of which the Buyer or the representatives of the Buyer associated with the Losses had been informed in writing, to the extent arising out of, resulting from or relating to the Buyer’s or its representatives’ presence or activities on leased or owned sites of the Acquired Companies during the Interim Period, except to the extent caused by the negligence or willful misconduct of the Seller Indemnified Parties.

(d)     In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Acquired Companies or the S&M Contracts), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the Books and Records of the Acquired Companies relating to periods prior to the Closing and (ii) afford the representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), upon reasonable notice and during normal business hours, to such Books and Records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such Books and Records prior to the 7th year anniversary of the Closing Date in order to provide the Seller the opportunity to copy such Books and Records in accordance with this Section 8.3(d).

8.4     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Contemplated Transactions and to ensure the satisfaction of its conditions to Closing set forth in this Agreement. Except as otherwise expressly provided herein, none of the Parties or any of their respective Affiliates shall be required to pay any amounts, or grant any financial accommodation, in connection with obtaining any third-party consent, waiver, approval or release.

8.5     Publicity. Following execution of this Agreement, if a Party issues a press release related to the Contemplated Transactions, the other Party shall have the reasonable opportunity to review and comment on the press release, and the Party issuing such press release shall consider such comments in good faith for inclusion in the press release so long as such comments were provided in a timely manner; provided, however, that nothing in this Agreement shall prevent a Party from publishing any such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any Governmental Authority or any applicable stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances. Any such press release related to the Contemplated Transactions shall not contain any individual Party financial metrics.

8.6     Replacement of Acquired Company Guarantees. During the Interim Period, the Seller will terminate all outstanding Acquired Company Guarantees, including the guaranties listed on Section 8.6 of the Seller Disclosure Schedules, and obtain from the respective beneficiaries thereof, in form and substance reasonably satisfactory to the Buyer, a valid and binding full and unconditional release of each Acquired Company from all Liability, whether arising before, on or after the Closing Date, under the Acquired Company Guarantees effective as of the Closing.

8.7     Excluded Assets. The Buyer acknowledges and agrees that, at or prior to the Closing, the Acquired Companies shall transfer, assign or convey all of their right, title and interest in and to the Excluded Assets to the Seller or its designees.

8.8     Employee Matters.

(a)     The Buyer or any of its Affiliates shall, during the Interim Period and after the Closing, have the right, but not the obligation, to discuss career opportunities under the Buyer’s ownership of the Acquired Companies with any of the Employees and offer employment effective as of or following the Closing to any of the Employees, as the Buyer determines in its sole discretion. The Buyer or its Affiliate, as applicable, may communicate any such offers directly to the Employees, and conduct any customary employment screenings and related tests it may choose to carry out, during the Interim Period, and each said Employee shall have the right to accept employment with the Buyer or its Affiliate to begin after Closing; provided, that (i) in selecting to which Employees, if any, to offer employment, the Buyer and its Affiliates shall not violate any applicable Law including Laws concerning discrimination against any legally protected class; (ii) all such employment offers shall offer compensation and benefits opportunities generally comparable in the aggregate to the compensation and benefits of such Employee immediately prior to the Closing; and (iii) all such employment offers made during the Interim Period shall be contingent on the Closing. If the Buyer or its Affiliates act unlawfully with respect to the employee selection and employee offer process with respect to any Employee or if the Buyer violates the requirements of this Section 8.8, the Buyer shall indemnify and hold harmless the Seller and its Affiliates with respect to all Losses relating to or arising out of the Buyer’s (or its Affiliate’s) unlawful actions or the Buyer’s violation of the requirements of this Section 8.8 (including any claim of discrimination or other illegality by the Buyer in such selection and offer process and also including any severance benefits that may become due and owing as a result of the Buyer’s unlawful acts or violation of this Section 8.8), but only to the extent the Seller or its Affiliates suffer Losses directly related to such violations. Nothing in this Agreement shall give any Employee the right to be employed by the Employer, the Buyer or any of their respective Affiliates or restrict in any way the right of the Employer, the Buyer or their respective Affiliates to terminate any Employee’s employment therewith. The Buyer and its Affiliates (including the Acquired Companies after the Closing) shall not have any Liability whatsoever with respect to the employment of the Employees by the Employer, the Seller or their Affiliates (including in the event the Buyer or its Affiliates offer employment to any Employees), including any severance benefits payable to such Employees related to their employment by the Employer, the Seller or their Affiliates, or any accrued, but unused, bonuses or vacation time (“Pre-Closing Employee Liabilities”). The Pre-Closing Employee Liabilities include any Liabilities owed to any Employee to the extent related to exposure to Hazardous Materials prior to the Closing Date. Additionally, the Pre-Closing Employee Liabilities include any Liabilities related to or arising from the Paycheck Protection Program obtained by the Employer or its Affiliates.

(b)     With respect to any employee of the Seller or its Affiliates (including the Employer) that is not listed in Section 6.19(c)(ii) of the Seller Disclosure Schedules, for a period of 18 months following the Closing Date, none of the Buyer or its Affiliates (including the Acquired Companies) shall recruit, solicit for hire, or offer employment to such employee of the Seller or its Affiliates without the prior written consent of the Seller; provided, that the prohibition set forth in this Section 8.8(b) shall not apply to generally available or generally published advertisement or job listings with the Buyer and its Affiliates (including the Acquired Companies) that are not only targeted to any employees of Seller or its Affiliates.

(c)     For a period of 12 months after the Closing Date, the Buyer will, or will cause its Affiliates to, provide each of the Employees who receives, accepts, and actually commences employment with the Buyer or its Affiliates (each, a “Transferred Employee”) with employee benefits (excluding equity-based compensation) that are no less favorable in the aggregate than those generally available to similarly situated employees of the Buyer and its Affiliates. Buyer will, or will cause its Affiliates to, credit each Transferred Employee with his or her years of service with the Employer (and any predecessor employer to the extent such service was recognized by the Employer prior to the Closing Date) for purposes of eligibility and vesting under the Employer’s employee benefit plans. Buyer will, or will cause its Affiliates to, use commercially reasonable efforts to credit each Transferred Employee with all applicable deductibles and annual out-of-pocket limits for expenses incurred in the plan year in which the Closing occurs under any welfare benefit plan in which such Transferred Employees participate after the Closing Date.

(d)     Nothing in this Section 8.8 or otherwise in this Agreement, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of the Seller, the Employer, or any of their respective Affiliates (including any beneficiary or dependent thereof) or any other Person; or (ii) constitute or be deemed to constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Seller, the Employer, the Buyer or any of their Affiliates.

8.9     Managers’, Directors’ and Officers’ Indemnification.

(a)     The Buyer covenants, for itself and its Affiliates, that, following the Closing, the Buyer shall not (i) institute any action in any court or before any administrative agency or before any other tribunal against any of the current managers, directors and employees of the Acquired Companies, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their service the any Acquired Company prior to the Closing Date or (ii) revise the Organizational Documents of any Acquired Company to impair, erode or eliminate the protections in a manner any less favorable to those currently afforded to managers, directors and officers as a result of their service with any Acquired Company prior to the Closing Date.

(b)     The provisions of this Section 8.9 shall survive the consummation of the Closing and continue for a period of three years following the Closing. This Section 8.9 is intended to benefit the managers, directors, officers and employees of the Acquired Companies at the time of Closing, each of whom may enforce the provisions of this Section 8.9 (whether or not parties to this Agreement). Notwithstanding the provisions of Section 8.9(a) to the contrary, nothing in this Section 8.9 shall apply to limit the liabilities of current or former managers, directors or employees under the applicable Organizational Documents or applicable Law (or limit the ability of the Buyer or its Affiliates to bring any Legal Proceeding) arising from or relating to, in each case, gross negligence, actual fraud or willful misconduct of any current or former manager, director or employee of the Acquired Companies.

8.10     Use of Seller Marks. The Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word “Blueknight” or “BKEP” or any trademarks containing or comprising the foregoing, Seller’s stylized horse logo, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”), except the limited right to use Seller Marks for the sole purpose of permitting the Buyer to complete the phase out of such use in compliance with this Section 8.10. From and after the Closing, the Buyer agrees (a) to cease using, and to cause the Acquired Companies to cease using, the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 30 days following the Closing Date, (b) to remove, permanently cover, strike over or otherwise obliterate all Seller Marks from the assets of the Acquired Companies and from all assets and all other materials owned, possessed or used by the Acquired Companies within 90 days after the Closing Date, (c) to use commercially reasonable efforts to cause any third parties using or licensing Seller Marks in respect of the assets of the Acquired Companies, or on behalf of or with the consent of the Acquired Companies, to remove, permanently cover, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within 90 days after the Closing Date and (d) to file with the Secretary of the State of the State of Delaware sufficient amendments to the Organizational Documents of the Acquired Companies to remove the name “BKEP” from the names of the respective Acquired Companies and to amend all Organizational Documents of the Acquired Companies to reflect such name change within 15 days after the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 8.10 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

8.11     Seller’s Access to Information.

(a)     From and after the Closing Date, the Buyer shall (and shall cause the Acquired Companies and other Affiliates to), during normal business hours, upon reasonable notice and in accordance with the Buyer’s (or its Affiliates’) standard policies and procedures regarding such access, provide the Seller and its representatives (including counsel and independent auditors) with reasonable access to the assets and properties of the Acquired Companies and to all information, files, documents and records (written and computer) relating to the Acquired Companies or any of their businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose (including any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Acquired Companies and other Affiliates to) cooperate fully with the Seller and its representatives (including counsel and independent auditors) in connection with the foregoing, including by making available tax, accounting and financial personnel and other appropriate employees and officers of the Acquired Companies.

(b)     From and after the Closing Date, the Buyer shall, and shall cause the Acquired Companies to, preserve and keep the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the pre-Closing business and activities of the Acquired Companies and the S&M Contracts in its possession or the possession of the Acquired Companies for not less than seven years, or for such longer period as may be required by applicable Law.

8.12     Tax Matters.

(a)     The Seller shall prepare or cause to be prepared all Tax Returns of the Acquired Companies for all Pre-Closing Periods (“Pre-Closing Tax Returns”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than 10 days prior to the due date for filing any such Tax Return, the Seller shall deliver a copy of such Tax Return to the Buyer for its review and reasonable comment, and the Seller shall consider in good faith any such comments. Not less than three days prior to the due date for filing any Pre-Closing Tax Return, the Seller shall pay to the Buyer an amount equal to the amount of Tax reflected as due and payable on such Pre-Closing Tax Return (subject to the provisions of Section 8.12(c)), and the Buyer will cause such Pre-Closing Tax Return (as revised by the Seller to incorporate those comments from the Buyer that the Seller elects to incorporate) to be timely filed and will provide a copy to the Seller.

(b)     The Buyer shall prepare or cause to be prepared all Tax Returns of the Acquired Companies for all Straddle Periods (“Straddle Tax Returns”). Such Straddle Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than 10 days prior to the due date for filing any such Straddle Tax Return the Buyer shall deliver a copy of such Straddle Tax Return, together with all supporting documentation and workpapers, to the Seller for its review and reasonable comment. Not less than three days prior to the due date for filing any Straddle Tax Return, the Seller shall pay to the Buyer an amount equal to the portion of the Tax reflected on such Straddle Tax Return (subject to the provisions of Section 8.12(c)) that is allocated to the Pre-Closing Period in accordance with Section 8.12(c), and the Buyer will cause such Straddle Tax Return (as revised by the Buyer to incorporate the reasonable comments of the Seller) to be timely filed and will provide a copy to the Seller.

(c)     The portion of Taxes attributable to a Straddle Period that are allocated to the portion of the period ending on the Closing Date shall be determined as follows:

(i)     In the case of any real property, personal property, ad valorem and similar Taxes (collectively, “Property Taxes”), the amount of such Property Taxes attributable to the portion of the period ending at 11:59 p.m. Central Standard Time on the day prior to the Measurement Time (which shall be the Taxes allocated to the Pre-Closing Period for purposes of Section 8.12(b)) shall be deemed to be the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending at 11:59 p.m. Central Standard Time on the day prior to the Measurement Time and the denominator of which is the number of days in the entire Straddle Period. Not later than 10 days prior to the Property Tax payment due date, the Buyer shall deliver to Seller for Seller’s review and comment, a schedule reflecting the total payment amount and the amount attributable Seller for the Pre-Closing Period. Not less than 3 days prior to the payment due date, the Seller shall pay to the Buyer an amount equal to the portion of the Tax reflected on such schedule that is allocated to the Pre-Closing Period, and the Buyer will cause such Property Tax payment to be made.

(ii)     In the case of any Taxes based upon or related to income, sales, revenue, receipts, payroll or similar items, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or other Taxes not described in Section 8.12(c)(i), the amount of any such Taxes that is allocable to the Pre-Closing Period shall be determined based on an interim closing of the books as of the Measurement Time.

Notwithstanding the foregoing, any franchise Tax paid or payable with respect to any Acquired Company shall be allocated to the Tax period during which the gross receipts, income, operations, assets, margin, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the Tax period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in Section 8.12(c)(ii). If the Closing Date occurs before the applicable Tax rate or assessment is fixed for such Straddle Period, the allocations of Property Taxes shall be based upon the most recently ascertainable Property Tax bills; provided, that the Buyer and the Seller shall recalculate and re-prorate such Property Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Property Tax bills received for the Straddle Period in which the Closing occurs.

(d)     The Parties shall cooperate fully as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Acquired Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim relating to a Pre-Closing Tax Return shall be governed by Section 13.6. Notwithstanding Section 13.6, the Buyer shall control the conduct of Tax Proceedings relating to Straddle Periods; provided, that the Buyer shall keep the Seller informed with respect to the status and nature of any such Tax Proceeding, and will, in good faith, allow the Seller to consult with it regarding the conduct of or positions taken in any such Tax Proceedings and shall not settle or compromise any such Tax Proceeding without the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(e)     Any and all sales, use, excise, value added, transfer, stamp, documentary, filing, recordation, registration, real estate transfer and other similar Taxes resulting from, relating to or arising in connection with the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The party responsible under applicable Law for filing the Tax Return for a Transfer Tax shall be responsible, at its sole expense, for preparing and filing such Tax Return, and the other, non-filing party shall pay the filing party fifty (50%) of such Transfer Tax Liability no later than one (1) day prior to the due date of such Tax Return. Prior to, or in no event later than Closing, the Buyer shall provide to the Seller copies of any applicable exemption certificates necessary to establish the right to any exemption from Transfer Taxes.

(f)     All Tax sharing, allocation, indemnity, or other similar written or unwritten agreements, arrangements, understandings, or practices relating to Taxes involving any Acquired Company (excluding provisions of Contracts entered into in the Ordinary Course of Business that do not relate primarily to Taxes, such as leases and licenses), if any, shall be terminated as of the day immediately prior to the Closing Date and, from and after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

(g)     The Seller will be entitled to (a) any Tax refunds that are received by the Buyer, any Acquired Company or any of their respective Affiliates attributable to a Pre-Closing Period (or the pre-Closing portion of any Straddle Period, determined in accordance with Section 8.12(c)) and (b) any amounts credited against Tax to which Buyer, any Acquired Company or any of their respective Affiliates for a Pre-Closing Period become entitled in a period other than a Pre-Closing Period as a result of an overpayment of any Tax in a Pre-Closing Period (or in the pre-Closing portion of any Straddle Period, as determined in accordance with Section 8.12(c)). The Buyer will use commercially reasonably efforts to take steps necessary to obtain any available refunds and will pay over to the Seller any such refund or the amount of any such credit within five days after actual receipt of such refund or credit against Taxes.

8.13     Confidentiality. For a period of two years following the Closing Date, each Party shall, and shall cause its respective Affiliates to, hold, and shall use commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, that primarily relates to the other Party, the Acquired Companies or the Business, except to the extent that such Party can show that such information (a) is generally available to or known by the public through no fault of such Party, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by such Party, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited, to the Knowledge of such Party, from disclosing such information by a legal, contractual or fiduciary obligation. If a Party or any of its Affiliates or their respective representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, to the extent permitted by applicable Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed.

8.14     Releases. Simultaneously with the Closing, the Seller, on behalf of itself and its Affiliates (other than the Acquired Companies), hereby unconditionally and irrevocably RELEASES AND FOREVER DISCHARGES, effective as of and forever after the Closing Date, to the fullest extent permitted by Law, each of the Acquired Companies from any and all debts, Obligations, Claims, Liabilities, Legal Proceedings, judgments or controversies of any kind whatsoever that the Seller and its Affiliates (other than the Acquired Companies) may possess, if any, against the Acquired Companies to the extent arising out of or based upon any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS, WILLFUL OR WANTON MISCONDUCT), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing Date (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued), including: (a) claims by the Seller or its Affiliates with respect to repayment of loans or other Indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Seller or any of its Affiliates (other than the Acquired Companies) is a party; and (c) claims by the Seller and its Affiliates (other than the Acquired Companies) with respect to dividends, distributions, violations of preemptive rights and the Seller’s status as a member or other security holder of the Acquired Companies; provided, however, that this Section 8.14 shall not apply to any Claim or Obligation pursuant to this Agreement or the Transaction Documents.

8.15     Data Room Documentation. As promptly as practicable after the Execution Date (but not to exceed ten Business Days after the Execution Date), the Seller shall, at its expense, use its commercially reasonable efforts to copy to an non-encrypted USB flashdrive all documents posted to the Data Room as of the Execution Date (such documents to be copied in substantially similar order and under the substantially similar folders/files set forth in the Data Room) and deliver two copies of such USB flashdrive to the Buyer.

8.16     Title Insurance and Surveys. The Buyer, at its sole cost and expense, may procure owner’s title insurance policies (the “Title Policies”) from Title Company with respect to the Owned Real Property or the Leased Real Property insuring title or leasehold interest (as applicable); provided, that Buyer’s ability or inability to obtain Title Policies from the Title Company on the Owned Real Property or the Leased Real Property shall not result in an adjustment to the Purchase Price. If the Buyer requests extended coverage policies or any endorsements to the Title Policies, the Buyer shall also be responsible for the cost of such extended coverage and endorsements and the delivery of any documentation required by the Title Company in connection with the issuance of such extended coverage and endorsements (including surveys or zoning reports), however, the Seller shall cause the Acquired Companies to deliver reasonable and customary documentation required by the Title Company in connection therewith as described below. At the Buyer’s request, the Seller shall cause the Acquired Companies to reasonably cooperate with and assist the Buyer with any reasonable request in the Buyer’s efforts to obtain the Title Policies and shall execute and deliver to the Title Company such affidavits, certificates and other documentation as are customary and reasonably requested to cause the Title Company to issue an ALTA Extended Coverage Policy for the Owned Real Property or the Leased Real Property (including assistance to obtain a “non-imputation” or similar endorsement). Prior to Closing, the Buyer may, at its sole cost and expense, obtain and update any surveys pertaining to the Owned Real Property or the Leased Real Property; provided, however, that any such surveys and survey updates shall be performed by a surveyor acceptable to the Seller, the approval of which shall not be unreasonably withheld, conditioned or delayed. Neither the Buyer’s nor any of its lenders’ receipt of any new or updated Title Policies or surveys shall constitute a condition to Closing or form the basis for delaying Closing; provided, however, that the Seller agrees to cause the Acquired Companies to reasonably cooperate with the Buyer prior to the Closing to permit the Buyer to attempt to procure any surveys of the Owned Real Property or the Leased Real Property that the Buyer reasonably deems necessary, all at the Buyer’s sole risk, cost and expense.

8.17     ROW Holdback.

(a)     In the event that all rights of the Easements set forth on Section 8.17 of the Seller Disclosure Schedules are not renewed, restored, replaced and in full force and effect as of the Closing on terms and conditions substantially similar to their respective prior terms and conditions or, for those Easements for which prior terms and conditions are unavailable, on customary terms and conditions (the “Expired ROWs”), the Buyer shall, at the Seller’s sole cost and expense, use commercially reasonable efforts to (i) first, promptly renew, restore or replace all Expired ROWs with the applicable landowners, tribes or agencies, as applicable, at a reasonable market cost and (ii) second, if such landowner, tribe or agency, as applicable, rejects in writing the Buyer’s offer or refuses in writing to permit such action, then promptly obtain reasonable replacement rights-of-way or reasonably construct a pipeline around such Expired ROW at a reasonable market cost; provided, that in each case at least five days prior to any such renewal, restoration or replacement, as applicable, the Buyer shall provide the Seller with documentation reasonably sufficient to support the cost of such action and shall reasonably respond to questions and comments from the Seller prior to taking any such action; provided, further, that the Buyer shall not take any such action without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), except that the Seller’s consent shall be deemed granted if no written objection is received by the Buyer within five days following such notice. Notwithstanding the preceding sentence, the Buyer shall, subject to the provisions of Section 4.1 and the ROW Escrow Agreement, have the right, to use the ROW Escrow Funds to pay all fees and expenses, including attorneys’ fees, costs, fines, penalties and expenses, to renew and restore and replace, when applicable, the Expired ROWs, acquire replacement Easements reasonably necessary to circumvent the Expired ROWs, or relocate the existing pipelines owned by the applicable Acquired Company on such Expired ROW (collectively, “ROW Expenses”).

(b)     On the six-, twelve-, eighteen-, and twenty-four-month anniversaries of the Closing Date, the Parties shall review the progress of the Buyer in renewing, extending, or replacing the Expired ROWs. At the time of such reviews, the Seller and the Buyer shall determine the percentage of the Expired ROWs that have been renewed, extended, or replaced (the “ROW Percentage”) which percentage shall be equal to the total miles of Expired ROWs fully renewed, extended, or replaced divided by the total miles of Expired ROWs as of the Closing Date. The Seller would then be entitled to promptly receive from the ROW Escrow Funds an amount (only if such amount is positive) equal to (i) the ROW Percentage multiplied by the sum of the ROW Escrow Payment minus the aggregate amounts released as of such date from the ROW Escrow Funds for ROW Expenses, minus (ii) the amount of the ROW Escrow Funds previously distributed to the Seller.

For example, in the event if on six month anniversary of the Closing Date, the Buyer has renewed, extended or replaced 2 miles of the Expired ROWs (and there were 10 total miles of Expired ROWs as of the Closing Date) and the aggregate ROW Expenses as of such date totaled $200,000, then the Seller we would be entitled to receive an amount equal to $260,000 [(2÷10) x ($1,500,000 - $200.000)] from the ROW Escrow Funds.

The Buyer and the Seller shall promptly (but in no event less than two Business Days) deliver a Joint Instruction Letter to the Escrow Agent to disburse to Seller such amount from the ROW Escrow Funds. Following (A) the renewal, restoration, or replacement of all Expired ROWs or (B) the acquisition of alternate Easements or relocation of such existing pipeline, such that such existing pipeline runs continuously through land with Easements that are in full force and effect, the Buyer and the Seller shall promptly (but in no event less than two Business Days) deliver a Joint Instruction Letter to the Escrow Agent to release the remaining portion of the ROW Escrow Funds, if any, to the Seller. On the twenty-four-month anniversary of the Closing Date, the Parties shall meet in good faith to determine an equitable resolution of any remaining ROW Escrow Funds taking into consideration reasonably anticipated ROW Expenses to be incurred after such anniversary.

(c)     The Parties agree that the sole and exclusive remedy of the Buyer for Claims or related Losses against the Seller in connection with the renewal, restoration or replacement of any Expired ROWs as set forth in this Section 8.17 shall be the ROW Escrow Funds except to the extent such Claims or related Losses relate to the actual fraud or willful misconduct of the Seller or otherwise constitute a breach of the Sellers’ representations and warranties herein.

8.18     No Control of the S&M Contracts or the Acquired Companies’ Businesses. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the S&M Contracts or the Acquired Companies’ operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, including Section 8.1, complete control and supervision over the S&M Contracts and the Acquired Companies’ respective operations.

8.19     Post-Closing Conveyances.

(a)     If, following the Closing Date, any Party reasonably determines that the right, title or interest in any Acquired Company or S&M Contract was not conveyed to the Buyer at the Closing, or that the right, title or interest in an Excluded Asset was conveyed to the Buyer at the Closing, then such Party shall notify the other Parties in writing as promptly as practicable, but a failure to notify the other Parties shall not limit the Parties’ obligations hereunder. If an Acquired Company or S&M Contract was not conveyed to the Buyer at the Closing, then the Buyer shall have the right, but not the obligation, by the delivery of written notice to the Seller, to cause the applicable Seller to cause such Acquired Company or S&M Contract, as applicable, to be conveyed to the Buyer as promptly as practicable (and the Buyer shall not have any obligation to deliver any consideration to any Seller or their respective Affiliates for such conveyance). If an Excluded Asset was conveyed to the Buyer as of the Closing, then the applicable Seller and the Buyer shall, as promptly as practicable, cause such asset to be conveyed by the Buyer or the applicable Acquired Company (or their respective Affiliates) to the applicable Seller as promptly as practicable following receipt of such notice (and no Seller or any of their respective Affiliates shall have any obligation to deliver any consideration to the Buyer, the applicable Acquired Company or their respective Affiliates for such conveyance). The Parties shall use best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the conveyances described in this Section 8.19.

(b)     All costs and expenses arising out of compliance with this Section 8.19 shall be allocated to the Parties as though such transfers had been completed, and the expenses incurred in connection with such transfers had been allocated, as of the Closing Date in accordance with this Section 8.19.

(c)     The obligations set forth in this Section 8.19 are in addition to, and shall not be construed to limit in any way, the rights or remedies otherwise available to the Parties set forth in this Agreement.

Article IX
CONDITIONS TO CLOSING

9.1     Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a)     No Order of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that directly enjoins, prohibits or makes illegal the consummation of the Contemplated Transactions; and

(b)     There shall not be pending or threatened in writing any Legal Proceeding instituted by any Governmental Authority to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions.

9.2     Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer (in the Buyer’s sole discretion):

(a)     The representations and warranties of the Seller in Sections 5.1, 5.3, 6.1, or 6.3 (collectively, the “Fundamental Representations”) shall be true and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak only as of a specific date or time, which need be so true and correct only as of such date or time). The representations and warranties of the Seller in Article V and in Article VI other than the Fundamental Representations (without giving effect to any qualification by or reference to materiality, material respects or Material Adverse Effect set forth therein) shall be true and correct in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), with only such failures to be so true and correct as have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     The Seller (and its Affiliates, to the extent applicable) shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)     All consents and authorizations specified in Section 9.2(c) of the Seller Disclosure Schedules shall have been obtained.

(d)     The Seller Guaranty shall remain in full force and effect and no default shall have occurred thereunder and be continuing.

(e)     During the Interim Period, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)     The Seller shall have delivered the items listed in Section 10.2.

9.3     Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Seller (in the Seller’s sole discretion):

(a)     The representations and warranties of the Buyer in Article VII shall be true and correct in all respects as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b)     The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(c)     The Buyer shall have delivered the items listed in Section 10.3.

Article X
CLOSING; CLOSING DELIVERIES

10.1     Closing.

(a)     The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas 75201, at 10:00 a.m., Dallas, Texas, on the third Business Day following the date on which all of the conditions set forth in Article IX (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions on the Closing Date) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the “Closing Date.”

(b)     The Buyer shall assume operational control of the Acquired Companies and the Business on the Closing Date upon actual consummation of the Closing on that day. Prior to and until the consummation of the Closing on the Closing Date, the Seller shall conduct the operations in accordance with Section 8.1 and all covenants, obligations and standards set forth in this Agreement with respect to operations during the Interim Period until the Buyer assumes operational control of the Acquired Companies and the Business as provided in the preceding sentence.

10.2     Seller Deliveries. Subject to the other terms and conditions of this Agreement, at the Closing, the Seller will execute and deliver, or cause to be executed and delivered, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(a)     Assignment of Acquired Interests. A counterpart of an assignment of the Acquired Interests, in the form attached as Exhibit E, evidencing the conveyance, assignment and transfer to the Buyer of all of the Seller’s right, title and interest in the Acquired Interests and the admission of the Buyer as the sole member of each Acquired Company;

(b)     Assignment and Assumption of S&M Contracts. A counterpart of an assignment and assumption agreement for the S&M Contracts (the “Assignment and Assumption Agreement”), in the form attached as Exhibit F, executed by the Seller;

(c)     Secretary Certificate. A certificate, dated the Closing Date, signed by the secretary or any other Responsible Officer of the Seller and attaching and certifying as being complete and correct and then in full force and effect: (i) copies of the Organizational Documents of each Acquired Company and (ii) resolutions of the Seller authorizing the execution of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the Contemplated Transactions;

(d)     Seller’s Certificate. A certificate, dated the Closing Date, signed by a Responsible Officer of the Seller, certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied, to the Buyer;

(e)     Consents. Copies of all Seller Approvals obtained by the Seller;

(f)     Lien Releases. Evidence of the release of the Liens set forth on Section 10.2(f) of the Seller Disclosure Schedules, to be effective on or prior to the Closing.

(g)    FIRPTA Certificate. A certification of non-foreign status executed by the Seller (or, if Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), then the owner of such disregarded entity) in the form prescribed by Treasury Regulation Section 1.1445-2(b) that is reasonably satisfactory to the Buyer;

(h)     ROW Escrow Agreement. The ROW Escrow Agreement, signed by the Seller, to the Buyer and the Escrow Agent;

(i)     Transition Services Agreement. A counterpart of a Transition Services Agreement (the “Transition Services Agreement”), in the form attached as Exhibit G, executed by the Seller;

(j)     Storage Agreement. A counterpart of a Storage Agreement (the “Storage Agreement”), in the form attached as Exhibit H, executed by the Seller;

(k)     Interconnection Agreement. A counterpart of an Interconnection Agreement (the “Interconnection Agreement”), in the form attached as Exhibit I, executed by the Seller;

(l)     Short Form Certificates. Short form certificates dated within 10 days of the Closing Date as to the good standing of each Acquired Company issued by the Secretary of State of the State of Delaware;

(m)     Corporate and Business Records. The minute books and any membership records and company seals of the Acquired Companies (such books and records may be delivered no later than ten Business Days after the Closing Date) and any and all documents and records relating to the assets of the Acquired Companies and the S&M Contracts including technical data, contracts, easements, tank strapping tables and shipper files;

(n)     Resignations. Executed resignation letters of (or resolutions removing) all of the managers/directors and officers from their respective positions with the Acquired Companies;

(o)     Third Party Consents. Copies of all consents, approvals, orders, qualifications and waivers in connection with the Contemplated Transactions and the other Transaction Documents listed on Section 10.2(o) of the Seller Disclosure Schedules that is reasonably satisfactory to the Buyer, executed by the Seller and each consenting Person;

(p)     Other Documents. All other documents reasonably requested by the Buyer to be delivered by the Seller in connection with the consummation of the Contemplated Transactions.

10.3     Buyer Deliveries. Subject to the other terms and conditions of this Agreement, at the Closing, the Buyer will execute and deliver, or cause to be executed and delivered, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(a)     Closing Date Payment. The Closing Date Payment to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 2.3(c) of the Seller Disclosure Schedules.

(b)     ROW Escrow Payment. The ROW Escrow Payment to the Escrow Agent;

(c)     Assignment and Assumption of S&M Contracts. A counterpart of the Assignment and Assumption Agreement, executed by the Seller;

(d)     Secretary Certificate. A certificate, dated the Closing Date, signed by the secretary of the Buyer and attaching certified copies of the resolutions of the Buyer authorizing the execution of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation of the Contemplated Transactions;

(e)     Buyer’s Certificate. A certificate, dated the Closing Date, signed by a Responsible Officer of the Buyer, certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied, to the Seller;

(f)     ROW Escrow Agreement. The ROW Escrow Agreement, signed by a Responsible Officer of the Buyer, to the Seller and the Escrow Agent;

(g)     Transition Services Agreement. A counterpart of the Transition Services Agreement executed by Buyer;

(h)     Storage Agreement. A counterpart of the Storage Agreement executed by Buyer;

(i)      Interconnection Agreement. A counterpart of the Interconnection Agreement executed by Buyer; and

(j)     Other Documents. All other documents reasonably requested by the Seller to be delivered by the Buyer in connection with the consummation of the Contemplated Transactions.

10.4     Other Deliveries. The Parties acknowledge that the ROW Escrow Agreement, executed by the Escrow Agent, shall also be delivered by the Escrow Agent at the Closing.

Article XI
CASUALTY OR CONDEMNATION

11.1     Notice. In the event that, prior to the Closing Date, all or any portion of the tangible assets of any Acquired Company (the “Assets”) are damaged or destroyed by fire, theft, vandalism, flood, wind, hurricane, earthquake, explosion or other casualty for which the associated repair or replacement costs (excluding insurance or other potential third party reimbursements) would reasonably be expected to exceed $1,800,000 (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights with an impact on the Business as would reasonably be expected to exceed $1,800,000 (a “Taking”), the Seller shall promptly notify the Buyer thereof.

11.2     Repair or Replacement.

(a)     In the event of a Casualty or Taking during the Interim Period affecting the Assets, the Seller shall elect (i) to repair or replace or make adequate provision for the repair or replacement of the affected Asset at the Seller’s cost prior to the Closing, in which case the Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until five Business Days after repairs or replacement have been completed and the affected Asset has been restored to performance substantially comparable in all material respects to that prior to the Casualty or Taking or (ii) to negotiate with the Buyer to reduce the Purchase Price by an amount agreed to by the Seller and the Buyer to reflect the cost to repair or replace the affected Assets, as may be mutually agreed to by the Buyer and the Seller (the “Repair Costs”), in which case, in the event of a Repair Cost Dispute, the Closing Date and the Outside Date shall be deferred as provided in Section 11.5. Notwithstanding the foregoing, the Seller’s election in clause (i) of this Section 11.2(a) shall be unavailable and clause (ii) of this Section 11.2(a) shall apply if the required repairs or replacements would reasonably be expected to result in an extension of the Closing Date for more than 45 days.

(b)     If the Seller and the Buyer agree on the Repair Costs within 15 days of the Buyer’s receipt of the Seller’s notice of the Casualty or Taking (the “Repair Negotiation Period”), the Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the amount of the Repair Costs so agreed.

(c)     If the Seller and the Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either Party may request an engineering company that shall be mutually agreed to by the Buyer and the Seller to evaluate the affected Assets and deliver to the Buyer and the Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within 15 days after the end of the Repair Negotiation Period.

(i)     If the Third-Party Estimate is less than $3,000,000, the Buyer’s obligation to effect the Closing shall not be affected and the Parties shall submit the Repair Cost Dispute to binding arbitration for resolution after the Closing, with a post-Closing adjustment to the Purchase Price equal to the amount of the finally-determined Repair Costs.

(ii)     If the Third-Party Estimate is equal to or greater than $3,000,000, either the Seller or the Buyer may elect, by giving the other Party written notice of election within 15 days of receipt of the Third-Party Estimate, to terminate this Agreement pursuant to Section 12.1(c); provided, however, that if within such time period, the Buyer is ready and able to proceed to Closing and agrees in writing to hold the Closing within five Business Days of such agreement, then the Seller shall not elect to terminate this Agreement pursuant to this Section 11.2(c)(ii) or Section 12.1(c).

11.3     Condemnation Awards. In the event of any reduction in the Purchase Price in connection with a Taking, as provided in Section 11.2(a), the Buyer shall be entitled to collect from any condemnor the entire award(s) that may be made in any such Legal Proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by the Buyer, (a) the Buyer shall pay to the Seller all such amounts, up to the amount of such Purchase Price reduction, and (b) the Buyer shall be entitled to retain the balance (if any) of such award(s).

11.4     Purchase Price Adjustment. Any adjustment of the Purchase Price pursuant to Section 11.2(c) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (a) an adjustment in favor of the Buyer shall be paid in cash by the Seller; and (b) an adjustment in favor of the Seller shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Article XI. Any such reduction, refund or payment shall be made within 10 Business Days after such final determination.

11.5     Deferral of Closing Date and Outside Date. In the event of a Repair Cost Dispute, the Closing Date and the Outside Date shall be deferred until (a) three Business Days after receipt of the Third-Party Estimate, or (b) if the Seller elects the option in Section 11.2(c)(i), as provided therein.

Article XII
TERMINATION RIGHTS

12.1     Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:

(a)     by mutual written consent of the Seller and the Buyer;

(b)     by the Seller or the Buyer if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order preventing the consummation of the Contemplated Transactions;

(c)     by the Seller or the Buyer upon notice to the other Party, pursuant to Section 11.2(c)(ii);

(d)     by the Seller or the Buyer in the event that the Closing has not occurred as of March 18, 2021 (the “Outside Date”); provided, however, that (i) the Seller shall not be entitled to terminate this Agreement under this Section 12.1(d) if such failure of the Closing to occur is due, inter alia, to the failure of the Seller to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Seller prior to the Closing and (ii) the Buyer shall not be entitled to terminate this Agreement under this Section 12.1(d) if such failure of the Closing to occur is due, inter alia, to the failure of the Buyer to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Buyer prior to the Closing;

(e)     by the Buyer if there shall have been a breach or inaccuracy of the Seller’s representations and warranties in this Agreement or a failure by the Seller to perform its covenants and agreements required in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Sections 9.2(a) or 9.2(b), unless such failure is reasonably capable of being cured, and the Seller is using commercially reasonable efforts to cure such failure by the Outside Date; provided, however, that the Buyer shall provide notice to the Seller as soon as practicable after becoming aware of any such breach, inaccuracy or failure described; provided further, that the Buyer may not terminate this Agreement pursuant to this Section 12.1(e) (i) if any of the Buyer’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 9.3(a) not to be satisfied, or (ii) if there has been, and continues to be, a failure by the Buyer to perform its covenants and agreements required in this Agreement in such a manner as would cause the condition set forth in Section 9.3(b) not to be satisfied;

(f)     by the Seller if there shall have been a breach or inaccuracy of the Buyer’s representations and warranties in this Agreement or a failure by the Buyer to perform its covenants and agreements required in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 9.3(a) or 9.3(b), unless such failure is reasonably capable of being cured, and the Buyer is using commercially reasonable efforts to cure such failure by the Outside Date; provided, however, that the Seller shall provide notice to the Buyer as soon as practicable after becoming aware of any such breach, inaccuracy or failure described; provided, further, that the Seller may not terminate this Agreement pursuant to this Section 12.1(f) if (i) any of the Seller’s representations and warranties shall have become and continue to be untrue in a manner that would cause the conditions set forth in Section 9.2(a) not to be satisfied, or (ii) there has been, and continues to be, a failure by the Seller to perform its covenants and agreements required in this Agreement in such a manner as would cause the condition set forth in Section 9.2(b) not to be satisfied; or

(g)     by the Seller if, prior to the Outside Date, all of the conditions set forth in Sections 9.1 and 9.2 have been and continue to be satisfied or waived by the Buyer (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur) and the Buyer fails to consummate the Contemplated Transactions due to no fault of the Seller on the date on which the Closing should have occurred pursuant to Section 10.1; provided, however, that the Seller may not terminate this Agreement pursuant to this Section 12.1(g) without providing 10 days’ prior written notice to the Buyer of the Seller’s intention to terminate this Agreement pursuant to this Section 12.1(g).

12.2     Effect of Termination.

(a)     Subject to Section 12.2(b), in the event of the termination of this Agreement pursuant to Section 12.1, written notice thereof shall be given to the other Parties by the Party so terminating the Agreement, specifying the provision of Section 12.1 pursuant to which such termination is made, and all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 12.2, Sections 8.3(c), 8.5 and 13.4, and Article XIV which shall survive termination of this Agreement; provided, that in the event this Agreement is terminated pursuant to Section 12.1(e) or Section 12.1(f), nothing in this Agreement except as provided pursuant to Section 12.2(c)) shall relieve any Party from any liability for Willful Breach by such Party and all rights and remedies of non-breaching Parties under this Agreement in the case of any such Willful Breach, at law or in equity, shall be preserved.

(b)     Except as otherwise provided in this Section 12.2, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.

(c)     Notwithstanding anything to the contrary in this Agreement (including notwithstanding Section ☒12.2(a) and Section 14.10 to the contrary), if this Agreement is validly terminated by the Seller pursuant to (i) Section 12.1(f) or Section 12.1(g) or (ii) Section 12.1(d) (and, with respect to the foregoing clause (ii) only, (A) at the time of such termination by the Seller, the Buyer is in breach of any representation, warranty, covenant, or agreement made by the Buyer in this Agreement, (B) such breach by the Buyer has resulted (or would result) in any one or more of the conditions set forth in Section 9.3 not being satisfied, (C) all of the conditions in Sections 9.1 and 9.2 have been satisfied or waived by the Buyer (other than those conditions that would have been satisfied except for such breach of the Buyer or that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions), and (D) the Seller is ready, willing, and able to consummate the Closing in accordance with the terms of this Agreement), then, in either such case, the Seller shall be entitled by delivery of an irrevocable written notice to the Buyer, as limited damages and as the Seller’s sole and exclusive remedy under this Agreement and the other Transaction Documents and in lieu of any other rights whatsoever at law or in equity to which the Seller may otherwise be entitled (other than any such rights in equity solely to the extent required to enforce this Section 12.2(c)), to receive the Signing Deposit (together with any interest earned thereon) (whether or not such amount is funded into escrow) and, in such event, no later than one Business Day after such termination, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to immediately release the Signing Deposit (together with any interest earned thereon) to the Seller (or, in the event such amount is not funded into escrow, the Buyer shall immediately pay to the Seller an amount equal to the Signing Deposit, without any interest computed thereon). The Seller’s right to receive the Signing Deposit pursuant to the preceding sentence is a reasonable estimate of the Seller’s Losses in such event (and not a penalty) in full satisfaction of all Losses related to or arising out of this Agreement, the other Transaction Documents or the Contemplated Transactions (including any circumstances giving rise to any termination of this Agreement and including any breach by Buyer of this Agreement or any other Transaction Document prior to termination). Notwithstanding anything to the contrary in this Agreement, the Parties agree that the right of the Seller to receive the Signing Deposit in accordance with this Section 12.2(c) shall be the sole and exclusive remedy whatsoever of the Seller, its Affiliates and their respective former, current or future direct or indirect general or limited partners, equity holders, financing sources, shareholders, managers, members, directors, officers, employees, agents, representatives and any and all Affiliates, successors or assignees of any of the foregoing whether at law, in equity, in contract, in tort or otherwise) against the Buyer, its Affiliates and their respective former, current or future direct or indirect general or limited partners, equity holders, financing sources, shareholders, managers, members, directors, officers, employees, agents, representatives and any and all Affiliates, successors or assignees of any of the foregoing (the “Buyer Related Parties”) for any such Losses, and none of the Buyer Related Parties shall have any Obligation relating to or arising out of or in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions. Each Party acknowledges that the agreements contained in this Section 12.2(c) are an integral part of the Contemplated Transactions, that the receipt of the Signing Deposit by the Seller pursuant to this Section 12.2(c) is not a penalty, but rather constitutes liquidated damages, in a reasonable amount that will compensate the Seller Indemnified Parties in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the Contemplated Transactions, and that, without these agreements, none of the Parties would enter into this Agreement. For the avoidance of doubt, the Seller may pursue either a grant of specific performance in accordance with Section 14.10 or terminate this Agreement in accordance with this Section 12.2(c) (and, to the extent incorporated herein, Section 12.1) and receive the payment of the Signing Deposit pursuant to this Section 12.2(c). In the event the Seller pursues a grant of specific performance in accordance with Section 14.10, the Signing Deposit shall remain in escrow until the resolution of such proceeding.

(d)     If this Agreement is terminated for any reason other than as set forth in Section 12.2(c), then no later than one Business Day after such termination, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to immediately release the Signing Deposit (together with any interest earned thereon) to the Buyer.

Article XIII
INDEMNIFICATION

13.1     Indemnification by the Seller. Subject to the other provisions of this Article XIII, from and after the Closing, each Seller, severally and not jointly, shall indemnify, defend and hold harmless the Buyer, the Buyer’s Affiliates (including the Acquired Companies after the Closing), and their respective directors, officers, partners, members, equity holders and successors (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Claims, Liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that arise out of, relate to or result from any of the following described matters:

(a)     any Breach of the representations or warranties of such Seller contained in Article V or Article VI or in the Transaction Certificates delivered by or on behalf of such Seller;

(b)     any Breach by such Seller of any covenant or obligation of such Seller in this Agreement;

(c)     all Transaction Costs incurred by the Acquired Companies prior to the Closing or incurred by such Seller and its Affiliates (excluding the Acquired Companies);

(d)     all Retained Liabilities, including all Third-Party Claims relating to Retained Liabilities;

(e)     any Pre-Closing Employee Liabilities;

(f)     Seller Taxes;

(g)     any Legal Proceedings pending against such Seller or the Acquired Companies as of the Closing Date including Legal Proceedings set forth in Sections 6.17 or 6.18 of the Seller Disclosure Schedules (the “Litigation Indemnity”); and

(h)     all Liabilities related to or arising from the Excluded Assets (regardless of whether the indemnifiable loss giving rise to any such indemnification obligation is the result of the active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, breach of duty (statutory or otherwise), violation of Laws, or other fault of any Buyer Indemnified Party, or from any pre-existing defect).

13.2     Indemnification by the Buyer. Subject to the other provisions of this Article XIII, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller, their respective Affiliates (excluding the Acquired Companies after the Closing), and their respective directors, officers, partners, members, equity holders and successors (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, “Indemnified Parties”) from, against and in respect of any Losses that arise out of, relate to or result from any of the following described matters:

(a)     any Breach of the representations or warranties of the Buyer contained in Article VII or in the Transaction Certificates delivered by or on behalf of the Buyer;

(b)     any Breach by the Buyer of any covenant or obligation of the Buyer in this Agreement;

(c)     all Transaction Costs incurred by the Buyer; and

(d)     any Liabilities relating to the Acquired Companies or the Buyer relating to the operation and ownership by the Buyer or its Affiliates of the Acquired Companies or the Business after the Measurement Time, in each case, where the facts, circumstances or conditions underlying, contributing to or related to such Liabilities first occur after the Measurement Time.

With respect to the indemnification obligations pursuant to Sections 13.2(a) and 13.2(b), the breaching Buyer shall be responsible for 100% of the indemnification obligations resulting from, relating to or attributable to its Breach of such representations, warranties, covenants or obligations. The indemnification obligations of the Buyer pursuant to Section 13.2(c) shall be joint and several. With respect to the indemnification obligations of the Buyer pursuant to Section 13.2(d), CRCT shall be responsible for 100% of the indemnification obligations resulting from, relating to or attributable to the Acquired Companies or the Business.

13.3     Qualifications and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XIII or elsewhere in this Agreement, the following terms shall apply to any Claim for monetary damages (including Losses) arising out of this Agreement or related to the Contemplated Transactions:

(a)     Thresholds; Deductible. The Seller will not have any liability under Section 13.1(a) until the Buyer Indemnified Parties have suffered Losses in excess of an aggregate amount equal to $250,000 (the “Aggregate Deductible”) arising from Claims under Section 13.1(a), and then the recoverable Losses under this Article XIII for such Claims shall be equal to the amount of any such Losses only to the extent such Losses exceed the Aggregate Deductible; provided, that the limitations set forth in this Section 13.3(a) shall not apply to Losses arising from any Breach or inaccuracy of the Fundamental Representations or of Section 6.17; and provided, further, that Losses less than $50,000 shall not be counted toward the Aggregate Deductible.

(b)     Liability Caps. The aggregate liability of the Seller under Section 13.1(a) shall not exceed $2,000,000; provided, that the limitations set forth in this Section 13.3(b) shall not apply to Losses arising from any Breach or inaccuracy of the Fundamental Representations, in which case the aggregate liability of the Seller shall not exceed the Base Consideration.

(c)     Survival; Claims Period. All representations and warranties of the Parties contained in this Agreement shall survive the Closing until the 18-month anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations shall survive Closing indefinitely, (ii) the representations and warranties in Section 6.17 shall survive the Closing Date until 60 days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties in Sections 5.6, 6.25, and 7.5 shall survive the Closing until the 4th year anniversary of the Closing Date (in each case the date, if any, on which a representation or warranty contained in this Agreement so expires, the “Expiration Date”). All covenants and obligations contained in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate upon the 1st year anniversary of the Closing Date, and all covenants and obligations contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until performed in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, (i) any Claim arising under Sections 13.1(b) or 13.2(b) shall survive the Closing until the date of the survival of the applicable covenant or obligation in accordance with the immediately preceding sentence. No indemnifying party under this Article XIII (“Indemnifying Party”) shall have any liability for indemnification Claims made under this Article XIII with respect to (i) any Breach of any representation or warranty in this Agreement unless a Claim Notice of such Claim is timely given in accordance with this Agreement prior to the applicable Expiration Date, and (ii) any Breach of any covenant or obligation in this Agreement unless a Claim Notice of such Claim is given prior to the date of the survival of the applicable covenant or obligation. If a Claim Notice has been timely given in accordance with this Agreement prior to the applicable Expiration Date or survival date, as applicable, then the applicable representation or warranty, covenant or obligation shall survive as to such Claim until such Claim has been finally resolved.

(d)     Calculation of Damages. The amount of any Losses for which indemnification is provided under this Article XIII shall be calculated net of any insurance policies, indemnity, reimbursement arrangement, Contract or other recovery recovered by the applicable Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”) (which recovery shall be net of any retention amount or deductibles paid by such Indemnified Party to obtain such insurance coverage, in each case, net of any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses)); provided, that such Indemnified Party pursuing such recovery shall not delay or impair such Indemnified Party from validly making, or seeking recovery and obtaining payment for any Claim for indemnification under this Article XIII. While the Indemnified Party shall use commercially reasonable efforts to file and pursue recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder, failure of the Indemnified Party to recover under any such Alternative Recovery shall not impair its indemnification claim hereunder. All Losses shall be determined without duplication of recovery under other provisions of this Agreement or any of the other Transaction Documents.

(e)     Final Net Working Capital. It is the Parties’ intent that the procedures set forth in Article III and the dispute resolution procedures set forth therein shall provide the exclusive remedies for Claims relating to the amounts included in the calculation of Final Net Working Capital. The Seller’s indemnification obligations pursuant to this Agreement shall be reduced in the event and to the extent amounts for such indemnified obligations are taken into account as a liability for purposes of the Final Net Working Capital.

(f)     Purchase Price Adjustment. Any indemnity payments made under this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Law following a “determination” (as defined in Section 1313 of the Code).

13.4     Exclusive Remedy; Waiver.

(a)     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS AND EXCEPT (I) AS PROVIDED IN THIS Article XIII OR (II) IN THE CASE OF ACTUAL FRAUD, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS OR OTHER MATTER (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, ENVIRONMENTAL OR OTHER LAWS OR OTHERWISE.

(b)     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 13.4(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS Article XIII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS Article XIII.

13.5     Claim Procedures. Each Indemnified Party that desires to make a Claim for indemnification pursuant to this Article XIII shall provide notice (a “Claim Notice”) thereof in writing to the Buyer (if the Indemnified Party is a Seller Indemnified Party) or to the Seller (if the Indemnified Party is a Buyer Indemnified Party), specifying the nature and basis for such Claim in reasonable detail and a copy of all papers served with respect to such Claim (if any) and will indicate a good faith estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. A speculative, prospective or possible future Breach shall not be adequate to support a timely indemnification claim. For purposes of this Section 13.5, receipt by a Party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay; provided, however, that a Claim Notice must be provided to the applicable Indemnifying Party within the time limitation set forth in Section 13.3(c).

13.6     Control of Third-Party Claims.

(a)     In the event of the assertion of any Third-Party Claim (other than a Third-Party Claim relating to, or in connection with, the Litigation Indemnity), the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the control of the defense of such Third-Party Claim and any Legal Proceeding resulting therefrom (election of such option to be without prejudice to the right of the Indemnifying Party to dispute whether such Claim is an indemnifiable Loss under this Article XIII); provided, that the Indemnified Party shall have the right, at its own expense, to participate jointly with the Indemnifying Party in such defense of any such Third-Party Claim or Legal Proceeding. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to control the defense of any Third-Party Claim or Legal Proceeding resulting therefrom, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim or Legal Proceeding, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle or compromise any Third-Party Claim or Legal Proceeding resulting therefrom without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Claim of all Indemnified Parties affected by the Claim and a release of all related Liens, if any, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by any Indemnified Party and does not impose an injunction or other equitable relief upon the Indemnified Party or would not reasonably be expected to have a material adverse effect on the Indemnified Party or require the Indemnified Party or its Affiliates to take any further action and (iii) the settlement agreement does not involve any admission of wrongdoing by the Indemnified Party or any of its Affiliates.

(b)     If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the control of the defense of any such Third-Party Claim or Legal Proceeding resulting therefrom, the Indemnified Party may defend against such Claim or Legal Proceeding, after giving notice of the same to the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in each jurisdiction to which such Third-Party Claim or Legal Proceeding relates. The Indemnifying Party shall be entitled to participate in (but not control) such defense or Legal Proceeding, with its counsel and at its own expense. The Indemnified Party shall not be entitled to settle or compromise any Third-Party Claim or Legal Proceeding resulting therefrom for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c)     Notwithstanding the initial sentence of Section 13.6(a) to the contrary, in the event of the assertion of any Third-Party Claim relating to, or in connection with, the Litigation Indemnity, the Seller shall assume at its sole cost and expense, the control of the defense of such Third-Party Claim and any Legal Proceeding resulting therefrom; provided, that the Buyer shall have the reasonable opportunity to stay reasonably informed as to the status of any Third-Party Claim or Legal Proceeding; provided, however, that in no event shall the Buyer be entitled to settle or compromise any such Third-Party Claim or Legal Proceeding without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed. The Buyer shall reasonably cooperate with the Seller in (i) the defense or settlement of the Third-Party Claim or Legal Proceeding, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, and (ii) seeking and enforcing claims against any Third-Party Persons (other than the Seller) with respect to any indemnification, contribution or other claims in which the Acquired Companies may be entitled relating to, or in connection with, the Litigation Indemnity.

13.7     Mitigation. Each Indemnified Party will act in good faith to take commercially reasonable efforts to mitigate all Losses subject to indemnification under this Article XIII after receiving actual knowledge of any event or circumstance that would be reasonably expected to give rise to indemnification under this Article XIII, which such commercially reasonable efforts shall include availing itself of any reasonably and commercially practicable defenses, limitations, rights of contribution, and Claims against third Persons and other rights at law or equity.

Article XIV
MISCELLANEOUS

14.1     Assignment. This Agreement and the rights under this Agreement may not be assigned by the Buyer without the prior written consent of the Seller. This Agreement and the rights hereunder may not be assigned by the Seller without the prior written consent of the Buyer. Notwithstanding the preceding, the Buyer shall have the right to assign this Agreement and any or all rights or obligations hereunder to any of its Affiliates without the prior written consent of the Seller; provided, that prior written notice of any such assignment shall be given by the Buyer to the Seller. In the event of any such permitted assignment by the Buyer, (a) the Buyer will, notwithstanding such assignment, remain liable for all of its obligations hereunder and (b) the references in this Agreement to the Buyer will also apply to its permitted assignee unless the context otherwise requires. Upon any such permitted assignment, the references in this Agreement to the Buyer will also apply to any such assignee unless the context otherwise requires. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.2     Notices. Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, or by electronic mail transmission with receipt verified by electronic confirmation and will be deemed given (a) when received if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) upon transmission, if sent by electronic mail transmission (in each case with receipt verified by electronic confirmation), as follows:

If to the Seller or prior to the Closing, any Acquired Company, addressed to:

BKEP Crude, L.L.C.

6060 American Plaza, Suite 600

Tulsa, OK 74135

Attention: Joel W. Kanvik, Chief Legal Officer

E-Mail: jkanvik@bkep.com

and

BKEP Supply and Marketing, LLC

6060 American Plaza, Suite 600

Tulsa, OK 74135

Attention: Joel W. Kanvik, Chief Legal Officer

E-Mail: jkanvik@bkep.com

With a copy, which shall not constitute notice, addressed to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attention: Doug Rayburn

E-mail: DRayburn@gibsondunn.com

If to the Buyer or following the Closing, any Acquired Company, addressed to:

Coffeyville Resources Crude Transportation, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479
Attn: Mark Pytosh, Executive Vice President – Services

E-Mail: mpytosh@CVREnergy.com

Coffeyville Resources Refining & Marketing, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479
Attn: David Landreth

E-Mail: dllandreth@CVREnergy.com

With a copy, which shall not constitute notice, addressed to:

Coffeyville Resources Crude Transportation, LLC

Coffeyville Resources Refining & Marketing, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479
Attn: Executive Vice President and General Counsel

E- Mail: legalservices@cvrenergy.com

or to such other place and with such other copies as any Party may designate as to itself by written notice to the others in accordance with this Section 14.2.

14.3     Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY THE INTERNAL LAWS OF, THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

14.4     WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14.5     Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party against any other Party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice provided by certified mail, postage prepaid, return receipt requested pursuant to Section 14.2 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.6     Expenses. Except as otherwise provided in this Agreement, the Seller and the Buyer will bear all of their own costs, fees and expenses, if any, incurred by or on its behalf in connection with the Contemplated Transactions.

14.7     Disclosure Schedules.

(a)     The inclusion of any information (including dollar amounts) in any of the schedules to this Agreement shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the Exhibits hereto and the schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or Breach of contract). Unless the context otherwise requires, all capitalized terms used in the schedules shall have the respective meanings assigned in this Agreement.

(b)     Prior to the Closing, the Seller shall notify the Buyer of any changes, additions, or events which cause any material change in or addition to the Seller Disclosure Schedules promptly after the Seller becomes aware of the same by delivery of appropriate updates to the Seller Disclosure Schedules to the Buyer. To the extent such supplemental disclosures to the Seller Disclosure Schedules arise from circumstances first occurring or being discovered after the Execution Date and are necessary to correct any matter that would constitute a breach of any representation or warranty of the Seller in Article V or Article VI on the Execution Date (but excluding any supplemental disclosures related to the Fundamental Representations) such new or additional information is referred to herein as being “New Seller Information.” For purposes herein “New Seller Information” shall not include information that is updated in the Ordinary Course of Business during the Interim Period (e.g., updated lists of Employees) and is provided to the Buyer prior to the Closing.

(c)     For purposes of determining whether the Buyer’s conditions set forth in Section 9.2(a) have been fulfilled, the Seller Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude the New Seller Information.

(d)     If the Closing occurs (including where the Buyer has a right to terminate this Agreement pursuant to Section 12.1(e) as a result of the conditions set forth in Section 9.2(a) not being satisfied but the Buyer elects to proceed with the Closing), then the New Seller Information shall be deemed to be accepted by the Buyer, and the Buyer shall be deemed to have waived and not be entitled to make a Claim thereon under this Agreement (including pursuant to Article XIII) or otherwise.

14.8     Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

14.9     Third Party Beneficiaries. This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, (b) the Persons referred to in Section 8.3(c), (c) the Persons referred to in Section 8.9, (d) the Buyer Indemnified Parties and the Seller Indemnified Parties (solely with respect to such Persons’ rights to indemnification pursuant to Article XIII) and (e) the Persons referred to in Section 13.4 (solely with respect to such Person’s right to enforce the waivers set forth in such section) (all of whom shall be deemed to be third party beneficiaries hereof for such purposes), and no provisions of this Agreement shall be deemed to confer upon any other Persons any remedy, Claim, liability, reimbursement, cause of action or other right or remedy by reason of this Agreement.

14.10     Specific Performance. Subject to the provisions of Section 12.2(c), each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled, subject to compliance with Section 14.5, and in addition to any other remedies that may be available under this Agreement, to specific performance of the terms hereof, including an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Legal Proceeding instituted in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

14.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

14.12     Entire Agreement; Amendments.

(a)     This Agreement, together with all Exhibits, Annexes and Schedules hereto, the Seller Guaranty, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

(b)     This Agreement may be amended, modified, supplemented or restated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and the Seller or, in the case of a waiver, by or on behalf of the Buyer or the Seller. The failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or Breach or a waiver of any other condition or of any Breach of any other term, covenant, representation or warranty. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

14.13     Legal Representation.

(a)     The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Acquired Companies in connection with this Agreement and the Contemplated Transactions (the “Acquisition Engagement”), and in connection with this Agreement and the Contemplated Transactions, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)     Only the Seller, the Acquired Companies and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Companies ) acknowledges and agrees that all confidential communications between the Seller, the Acquired Companies and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Acquired Companies), and not any Acquired Company, and shall not pass to or be claimed, held, or used by the Buyer or any Acquired Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and their respective Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Acquired Companies or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Companies) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or their respective Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Acquired Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Acquired Companies or their respective Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Companies) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c)     The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Companies) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Acquired Companies and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Companies) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and any Acquired Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the Contemplated Transactions, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Acquired Companies or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Acquired Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d)     From and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the applicable Acquired Company to represent such Acquired Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of their respective Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Acquired Companies by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Acquired Companies in order to represent or continue so representing the Seller.

(e)     The Seller, the Acquired Companies and the Buyer consent to the arrangements in this Section 14.13 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SELLER:

BKEP CRUDE, L.L.C.

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

BKEP SUPPLY AND MARKETING LLC

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

SIGNATURE PAGE
MEMBERSHIP INTEREST PURCHASE AGREEMENT

BUYER:

COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC

By:	/s/ Tracy D. Jackson
Name:	Tracy D. Jackson
Title:	Executive Vice President and Chief Financial Officer

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC

By:	/s/ Tracy D. Jackson
Name:	Tracy D. Jackson
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE
MEMBERSHIP INTEREST PURCHASE AGREEMENT